Exhibit 4.23

(English translation)

Equipment and Software Sales Contract

Between

Vimicro Electronics Corporation

And

Alcatel-Lucent Shanghai Bell Co., Ltd.

Date: August 28, 2009

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(English translation)

Party A: Alcatel-Lucent Shanghai Bell Co., Ltd. (hereinafter the “Seller”)

Domicile:	No.388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New District, Shanghai
Legal representative: Yuan Xin Post: Chairman Party B: Vimicro Electronics Corporation (hereinafter the “Buyer”)
Domicile:	F2, Block A1, Tianjin University Science Park, No.80 4th Street, Tianjin Economic and Technological Development Zone
Legal representative: Deng Zhonghan Post: Chairman

2

(English translation)

The Parties have, through friendly consultation, entered into this Contract in accordance with “Contract Law of the People’s Republic of China” and other relevant laws and regulations, and agreed as follows:

ARTICLE 1 SUBJECT MATTER

The Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer the equipment and software, and provide technical support within the term and conditions as specified herein. “Contract Equipment” herein refers to the equipment listed in Appendix 1 hereof (excluding ownership of built-in software driver).

Refer to Appendix 2 for software description.

ARTICLE 2 PRICE

2.1	The Parties have agreed that the total price shall be twenty six million six hundred and twenty thousand four hundred and forty five RMB (RMB 26,620,445.00).

2.2	The total price aforesaid in Article 2.1 is composed of the following items:

Contents	List Price (RMB)	Sales Price (RMB)
Equipment Price	64,363,902	12,209,745
Software price:	75,000,000	14,410,700
Total:	139,363,902.00	26,620,445

2.3	In the total price, the “Equipment Price” shall be the local price as agreed by the Parties.

2.4	All the amount between the Parties in this Contract shall be transferred to the other party’s opening bank account (see Appendix 3) by T/T. Any change to opening bank, account name, and account number shall be notified in writing to the other party within at least ten (10) days before relevant payment day.

2.5	The Buyer and Seller shall bear respective tax liabilities in accordance with relevant Chinese laws and regulations.

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(English translation)

ARTICLE 3 PAYMENT TERMS

3.1	Contract price: ninety percent (90%) of the total contract price twenty three million nine hundred and fifty eight thousand four hundred RMB (RMB 23,958,400) shall be transferred to the Seller’s account by the Buyer on or before September 1, 2009. In case of any dispute in connection with the performance hereof before the payment date, the Parties may re-determine a new payment date through consultation before or on August 31, or otherwise,, the Parties agree to adopt the original payment date. In case of any change to the performance hereof, either party shall not unreasonably refuse to determine a new payment date. Refer to Appendix 4 for Contact Information.

3.2	If the Buyer delays to pay the contract price, Contract Equipment delivery and other obligations of the Seller will be postponed accordingly. If the Buyer fails to pay on originally stipulated delivery date or newly agreed date, the Seller may cease delivery. All losses arising from the delayed payment of Buyer shall be undertaken by the Buyer. After receipt of the contract price, the Seller shall immediately issue relevant VAT invoice with proper amount to Buyer.

3.3	If Article 3.1 hereof cannot be fully performed on a timely basis, the observing party may unilaterally either request the other party to continue performance thereof, or terminate all business contracts under negotiation and partly performed between the Parties under this Contract, and shall be entitled to claim damages for any economic loss arising out of or in connection with the breaching party’s liabilities. Nevertheless, the Parties shall first solve any potential or existent dispute, violation, infringement, or compensation issues based on the principle of honesty and good faith through consultation.

3.4	Remaining amount: ten percent (10%) of the total contract price shall be transferred to the Seller’s account by the Buyer within the following consecutive twelve (12) working days as of the date when this Contract is signed. (see Appendix 3).

3.5	Each party shall bear respective banking charges arising from performance hereof.

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(English translation)

ARTICLE 4 DELIVERY

4.1	Delivery subjects shall include hardware (stock materials and equipment, as well as the materials and equipment located at user’s site) and software (SIP video multimedia subsystem).

4.2	The Seller shall deliver the above subjects to the Buyer with a delivery list upon performance of Article 3.1 above by the Buyer. Refer to Appendix 4 for Contact Information.

4.3	Stock materials and equipment shall be checked by the Parties pursuant to the delivery list provided by the Seller at a place designated by the Seller. After checking, the Parties shall sign on the delivery list to complete delivery. The Buyer shall be responsible for the transportation of relevant materials and equipment.

4.4	The materials and equipment at user’s site to be delivered shall be subject to the delivery notice and delivery list provided by the Seller, and the delivery shall be completed once the Buyer confirms to receive the delivery list. The Buyer may raise an objection to model and quantity of such materials and equipment in writing within one month upon acceptance of the delivery list. Such dispute shall be settled through consultation by the Parties. In the event that the Buyer does not raise any objection within one month upon acceptance of the delivery list, the Seller will not undertake any liability for deficiency or loss of materials and equipment at user’s site.

4.5	Software delivery shall be subject to the delivery list, and shall be completed at the place designated by the Seller. The Seller’s software code library is stored in the clearcase server, and the Buyer may check the medium storing software pursuant to the delivery list. After checking, the Buyer shall export VOB corresponding to the code library to a medium (e.g. hard disk) to obtain codes and binary package, and the Parties shall sign on the delivery list for confirmation of acceptance. (clearcase tool software is not within the scope of delivery.)

4.6	After performance of Article 3.1 hereof by the Buyer, the Seller shall issue the delivery notice and delivery list on the same day to start delivery, which shall be completed within twelve (12) working days as of the date when this Contract is formally signed. Within ten (10) working days upon issuance of delivery notice and list by the Seller, if the Buyer fails to designate relevant personnel for delivery, it shall be automatically deemed as completion of delivery.

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(English translation)

4.7	Before receipt of the Buyer’s advance payment, the Seller shall not have the obligation of delivery.

4.8	If delivery in installments does not affect performance timing of this Contract, and will not cause extra expenses to the Buyer, the Buyer shall agree the delivery in installments of the equipment, and the both Parties agree that delivery in installments shall not constitute the reason of Buyer to reject paying for equipment already delivered.

ARTICLE 5 TRANSFER OF OWNERSHIP

Unless the Buyer propose any objection within the time as stipulated by the Parties with respect to the materials and equipment at user’s site, the ownership of materials and equipment as well as stipulated rights of software shall be transferred to the Buyer upon completion of delivery. However, if the Buyer fails to perform Article 3.4 hereof, the Seller may be entitled to reclaim relevant transferred rights.

ARTICLE 6 CONFIDENTIALITY AND INTELLECTUAL PROPERTY

6.1	The Seller states that the confidential information and relevant intellectual property herein shall be exclusively owned by the Seller or other licensers, where confidential information refers to any information provided to the Buyer by the Seller during performance hereof with oral or written statement that the Buyer shall undertake confidential obligation to such information.

6.2	Compensation for Intellectual Property

6.2.1	The Seller shall compensate for and defend against any claim or lawsuit by any third party against the Buyer due to infringement upon the third party’s patent or copyright, or improper use of commercial secrets or other infringement upon intellectual property by the Contract Equipment provided by the Seller, and shall protect the Buyer from above claim or lawsuit; the Seller shall undertake the compensation liability for damages determined by final verdict of the competent court. Upon such claim or lawsuit, the Buyer shall immediately notify the Seller in writing, and give authorization, information and any reasonable support to the Seller necessary to defend against and solve the claim or lawsuit requirements. The Seller shall be entitled to choose one of the following measures: 1. to enable the Buyer to use the Contract Equipment; 2. to modify the Contract Equipment to avoid any infringement; or 3. to replace the Contract Equipment with non-infringing alternatives.

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(English translation)

6.2.2	The Seller shall not undertake any legal liability arising from any claim or lawsuit by any third party due to improper use of commercial secrets or infringement upon intellectual property for the following reasons, and the Buyer shall compensate for and defend against and protect the Seller from above claim or lawsuit. The Buyer shall also undertake the compensation liability for damages determined by final verdict of the court due to the following acts:

•	To combine other products not provided by the Seller with the Seller’s equipment for operation and use;

•	To modify or alter the Contract Equipment by any party other than the Seller;

•	The Seller acts pursuant to the design or order provided or given by the Buyer;

•	To use the Contract Equipment in a way other than that designated by the Seller or to use the Contract Equipment for purposes other than those stipulated by the Seller.

6.3	The Buyer commits that the confidential information shall be owned by the Seller and shall be the Seller’s commercial secrets, and it shall not obtain ownership of above confidential information by this Contract.

6.4	The Buyer commits not to copy, modify, distribute, derive from, sell, lease, or disclose to any third party, or use the confidential information in any means or for any purpose, except disclosure to those employees necessary to know such confidential information for installation, testing, operation, and maintenance of the contract system, who have agreed in writing to keep such information confidential.

6.5	The Buyer shall only use and modify SIP software for ViSS products, and shall be entitled to market ViSS products containing complied SIP protocol stack. However, without consent of the Seller, it shall not sell or provide in other means to any third party the source codes and relevant files of SIP protocol stack. During the process of use, in case of any claim or lawsuit by any third party against the Buyer on infringement upon SIP software due to the reason other than modification of source codes of delivered software by the Buyer, the Seller shall undertake relevant liabilities pursuant to Article 6.2 hereof; otherwise the Buyer shall undertake relevant liabilities.

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(English translation)

6.6	Without prior written consent of the Seller, the Buyer shall not make the confidential information public in any publicizing materials.

6.7	Notwithstanding other terms and conditions herein, for any direct and irredeemable damage to any party that is insufficient to be remedied with money arising from violation of articles hereof on intellectual property, the party may immediately apply for protection measures to the court with competent jurisdiction or request the court to issue injunction in addition to other legally applicable remedy measures.

6.8	Obligations of the Parties stipulated in Article 6 shall survive termination or expiration of this Contract.

ARTICLE 7 FORCE MAJEURE

7.1	If any party hereto cannot perform its obligations under this Contract due to war, fire disaster, flood, typhoon, earthquake, shutdown, government interference, or any other conditions out of reasonable control of the affected party, this Contract shall be extended accordingly for a period at least equal to period of suspension caused by above events of force majeure. The above events of force majeure shall not be served as the excuses for adjustment of total contract price, and the affected party shall provide sufficient certification to above events of force majeure.

7.2	The party claiming occurrence of the force majeure shall immediately notify the other party by telegraph, and shall provide relevant certificates issued by local competent authority within fifteen (15) days as of the date of force majeure as evidence.

7.3	Except the part affected by any event of force majeure, other articles of this Contract shall be continuously performed by the Parties.

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(English translation)

ARTICLE 8 DISPUTES RESOLUTION

8.1	This Contract shall be governed by the laws of the People’s Republic of China. Any divergence or dispute arising from or in connection with this Contract which cannot be settled through friendly consultation between the Parties other than the intellectual property (including commercial secrets) shall be submitted to China International Economic and Trade Arbitration Commission for final arbitration in accordance with its rules and procedures. Either party hereby explicitly agrees that the arbitration award shall be final and binding upon both Parties, and irrevocably waives the right of objection to arbitration award to any court or other institutions.

8.2	The arbitration fee shall be borne by the losing party, except otherwise stipulated by the arbitration.

8.3	During the arbitration of any dispute, except issues to be arbitrated, the Parties shall continue to perform remaining part of this Contract.

ARTICLE 9 EFFECTIVENESS

The Parties agree that this Contract shall become effective and binding upon both Parties when:

(1)	Authorized representatives of both Parties sign this Contract;

ARTICLE 10 TERMINATION

This Contract may be terminated in case of the following conditions:

(i) Within validity of this Contract, any party propose any formal written request of termination hereof, which has been confirmed by the other party in writing;

(ii) In case any party materially violates articles of this Contract, the other party shall request the violating party for remedy by written notice. If the violating party fails to make any proper remedy within forty five (45) days upon receipt of such request, the other party may terminate this Contract by sending a written notice.

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(English translation)

ARTICLE 11 MISCELLANEOUS

11.1	This contract and appendices shall constitute the entire agreement, in lieu of all oral or written discussion, agreements or statements executed or not executed made between the Parties before.

11.2	All modification, addition and supplement of articles hereof shall be made in writing and signed by formally authorized representatives of the Parties, and shall constitute an integral part of this Contract binding upon both Parties with the same legal force; except as otherwise stipulated in the context, the above modification, addition and supplement shall replace or modify relevant articles hereof.

11.3	Without prior consent of the Seller, the Buyer shall not grant or transfer any rights or obligations hereof to any third party.

11.4	Appendices hereof shall be an integral part of this Contract with the same legal effect. In case of any inconsistency between this Contract and appendices, this Contract shall prevail.

11.5	This Contract shall be made in Chinese and executed in duplicates on the date first-mentioned above, one copy held respectively by either party.

Buyer: Vimicro Electronics Corporation	Seller: Alcatel-Lucent Shanghai Bell Co., Ltd.
Legal representative or authorized representative:	Legal representative or authorized representative:

Date:	Date:

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(English translation)

Appendix:

1.	Contract Equipment (to be filed confidentially)

2.	Software description (to be filed confidentially)

3.	Invoice information (to be filed confidentially)

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(English translation)

4.	List of Contacts

Buyer:

Invoice contact: Zhao Linmei

Tel: 86-10-689488888-7256

Address: 16/F, Shining Tower, No. 35 Xueyuan Road, Beijing, P.R.C

Postal code: 100191

Fax: 86-10-68948888-5194

E-mail: zhaolinmei@vimicro.com

Receipt contact: Zhang Yongji

Tel: 86-10-68948888-8247

Address: 16/F, Shining Tower, No. 35 Xueyuan Road, Beijing, P.R.C

Postal code: 100191

Fax: 86-10-68948888-5194

E-mail: zhangyongji@vimicro.com

Seller

Invoice contact: Wang Ziwen

Tel: 022-27501016-6546

Address: Room 2004, Jinwan Building, 358 Nanjing Road, Tianjin, PRC

Postal code: 300100

Fax: 022-27501017

E-mail: ziwen.wang@alcatel-sbell.com.cn

Consignment contact: Liu Xiaoyuan

Tel: 022-27501016-6546

Address: Room 2004, Jinwan Building, 358 Nanjing Road, Tianjin, PRC

Postal code: 300100

Fax: 022-27501017

E-mail: xiaoyuan.liu@alcatel-sbell.com.cn

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(English translation)

ViSS Business Transfer Contract

Party A: Alcatel-Lucent Shanghai Bell Co., Ltd. (hereinafter “ASB”)

Domicile:	No.388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New District, Shanghai

Legal representative: Yuan Xin

Post: Chairman

Party B: Vimicro Electronics Corporation (hereinafter “Vimicro”)

Domicile: F2, Block A1, Tianjin University Science Park, No.80 4th Street, Tianjin Economic and Technological Development Zone

Legal representative: Deng Zhonghan Post: Chairman

Whereas Board of Directors, shareholders and relevant approval departments of ASB and Vimicro have both considered it appropriate and acceptable for ASB to transfer and Vimicro to accept the assets, liabilities and interests related to ViSS business;

Whereas both Parties intend to determine the principles and other arrangements with regards to the spin-off and the acquisition of ViSS business in this contract (hereinafter, the “Contract”);

Whereas both Parties agree to enter into this Contract to make arrangement for issues such as relevant assets, liabilities, and human resources;

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Therefore, the Parties have agreed as follows:

1	Subject Matter of Transaction

1.1	ASB transfers its ViSS business as the subject matter to Vimicro as referred to the appendices hereof, which specifically refer to the application system of video intelligent surveillance system software of telecom operator level developed by ASB (hereinafter the “ViSS product(s)”), and relevant current version, fixed assets, inventory, relevant contracts, intellectual property, and employees.

1.2	The application system complies with one or more than one of following standards:

1.2.1	China Telecom Global E-Eye Video Surveillance System Spec (R1.0, R2.0, R2.5, R2.75);

1.2.2	China Telecom Mobile Video Surveillance System Spec;

1.2.3	China Telecom Residential Video Surveillance System Spec (Y2008);

1.2.4	China Netcom Video Surveillance System Spec (Y2007, Y2008).

1.3	The application platform system supports IP WAN/LAN network-based centralized video operation and maintenance functions (the “Functions”):

1.3.1	CMS/EMS: Central/Element Management Server including database

1.3.2	SMG: Stream Media Gateway Server

1.3.3	CSG: Controlling Signaling Gateway Server

1.3.4	Radius: AAA/Billing Server

1.3.5	SA: Storage Agent Server

1.3.6	AS: Alarm Server

1.3.7	VAU: Video Access Unit Server with internal RSTP server

1.3.8	Carrier Management Client

1.3.9	Enterprise Management Client

1.3.10	Monitoring Management Client

1.3.11	Video Matrix software integrated with 3rd parties’ matrix card

1.3.12	API

1.4	The application system does not include any hardware or Operating System (such as Unix, Linux, Windows, Windows Mobile, and Brew), database (such as Oracle, MySQL), or middleware (such as Tomcat) software, or any stream media product (i.e. PSS unit referred to in China Telecom Mobile Video Surveillance System Spec)

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2	Consideration and Payment

2.1	The Parties agree that the consideration for transfer of ViSS business shall be RMB twenty nine million three hundred and fifty seven thousand two hundred and fifty nine yuan (RMB 29,357,259).

2.2	The consideration includes benchmark value of fixed assets of RMB one million three hundred and twenty nine thousand eight hundred and fifty one yuan (RMB1,329,851), benchmark value of inventory of RMB one million thirteen thousand eight hundred and seventy one yuan (RMB 1,013,871), and benchmark value of intellectual property of RMB twenty seven million thirteen thousand five hundred and thirty six yuan (RMB 27,013,536). The adjustment of payment shall be made as follows:

2.2.1	In case the account value of fixed assets and inventory delivered by ASB on the closing date differs from the benchmark value, the amount of payment shall be adjusted for the difference. For the part more than the benchmark value, the amount of payment shall be increased accordingly; for the part less than the benchmark value, the amount of payment shall be decreased accordingly. If the total adjusted amount for fixed assets and inventory is less than RMB one hundred thousand yuan (RMB 100,000), no adjustment will be made.

2.3	The amount of payment after adjustment shall be the actual amount which needs to be paid by Vimicro (hereinafter the “Actual Payable Amount”).

2.4	On the closing date, Vimicro shall pay ninety percent (90%) of the Actual Payable Amount (subject to Article 2.3 hereof) to ASB by telegraphic transfer with large payment system of the People’s Bank (hereinafter the “First Installment”), which shall be transferred to ASB’s account before 17:00 of the closing date; otherwise ASB will not handle delivery procedures.

2.5	In case Article 2.4 hereof has not been fully performed within stipulated time, the observing party may unilaterally decide either to continue to perform this Contract, or after consultation, terminate all business contracts under negotiation and partly performed between the Parties under this Contract. The observing party shall be entitled to claim damages for any economic loss arising out of or in connection with the breaching party’s liabilities.

2.6	The rest part of Actual Payable Amount (see definition in Article 2.3 hereof) after deducting the First Installment (see definition in Article 2.4 hereof) shall be paid by Vimicro to ASB on the expiry date of delivery period by telegraphic transfer with the large payment system of the People’s Bank, which shall be transferred to ASB’s account before 17:00 of that date; otherwise ASB shall be entitled to claim the breaching party’s default liabilities for any overdue payment.

3	Signing and Delivery

3.1	Upon agreement on the business transfer between the Parties, respective authorized representatives shall sign this Contract on a preliminary basis.

3.2	After preliminary signing of this Contract, neither party shall positively promote or negatively indulge the occurrence or progress of any event with a material negative effect hereto.

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3.3	After preliminary signing, both Parties shall respectively report their board of directors and relevant approval authority, and shall formally sign this Contract after obtaining respective approval, the date of which shall be considered as effective date of this Contract. Within thirty (30) days upon preliminary signing, except as delayed by the Parties through consultation, if the Parties fail to formally sign this Contract, the preparation work for formal signing shall automatically terminate, and the preliminary signing will not have any effect upon both Parties.

3.4	The Parties have agreed that September 1, 2009 shall be the closing date. In case of any divergence on delivery between the Parties on the closing date, the Parties may re-determine a new closing date through consultation. If the Parties fail to agree on the new closing date before August 31, the Parties agree to adopt the original closing date. In case of change of delivery conditions before the closing date, either party shall not unreasonably refuse to determine a new closing date. The “Intellectual Property Transfer and License Agreement” shall be signed on the closing date upon confirmation of receipt of the First Installment, and within five working days ASB shall deliver all intellectual property materials and the personnel files of all employees who would have signed the tripartite agreement to Vimicro, which shall be a significant obligation of ASB on the closing date upon completion of payment. The delivery period shall be consecutive twelve (12) working days as of the closing date, during which the Parties must complete the transference and delivery of the ownership of the assets.

4	Delivery of Physical Assets

4.1	ASB shall ensure that it’s the only legal beneficiary owner of transferred physical assets, and there will not be any limitation or any negative effect on use, transfer, sale or other means of disposing such transferred physical assets by Vimicro due to lien, mortgage, guarantee, lease agreement, licensing or rights of any third party. ASB’s physical assets to be transferred shall be kept in good conditions, and are regularly and properly maintained before the closing date.

4.2	Physical assets under this Contract shall include the inventory (see Appendix A hereof) and fixed assets (see Appendix B hereof).

4.3	Inventory refers to all inventories specified in Appendix A, including materials and goods stored in ASB’s warehouse for ViSS production and shall be subject to those actually delivered by ASB on the closing date. The list of fixed assets may refer to Appendix B and shall be subject to those actually delivered by ASB on the closing date.

4.4	ASB shall make representation of quality, title condition and defects of transferred physical assets in the appendix, including quality, service life, and performance etc without omission, fraud or misrepresentation.

4.5	Assets transferred by ASB must meet relevant requirements as specified. ASB shall also provide other necessary assisting materials as required by Vimicro, as well as intellectual property licenses specified in Article 7.1 hereof that have installed and operated on the fixed assets.

4.6	During the delivery period, Vimicro shall complete the transference of all inventories and fixed assets and the receipt of relevant bills and documents, and ASB shall provide relevant necessary cooperation.

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4.7	The expiration of delivery period shall be deemed that Vimicro has recognized the quality and performance of transferred physical assets. Vimicro shall undertake not to claim any rights against ASB for any defect of the transferred physical assets discovered or incurred upon expiration of delivery period.

5	Contracts Succession

5.1	The contracts to be succeeded herein refer to sales contracts or agreements related to ViSS business entered into between ASB and any third party before the closing date and that have not expired or been terminated. Appendix C has specified the names, contracting parties, and other relevant information of contracts to be succeeded. ASB shall report relevant information of contracts entered into by ASB from the preliminary signing hereof to the closing date to Vimicro.

5.2	For sales contracts or agreements specified in Appendix C entered into between ASB and any third party where accounts payable have not been collected, ASB shall assist Vimicro to negotiate with customers to enter into new contracts among three parties, so that Vimicro can continue to perform obligations and rights of original contracts as one party.

5.3	For sales contracts or agreements specified in Appendix C entered into between ASB and any third party that have been partly performed where accounts payable have been collected, ASB shall enter into relevant agreements with Vimicro including service stipulations, specific terms and conditions of which shall be referred to in Appendix D Contracts Takeover and Service Agreements, so that Vimicro can continue to perform rights and obligations of ASB in original contracts, except as otherwise stipulated herein.

5.4	For the contracts including ViSS and other products entered into by ASB, ASB will transfer relevant part involving ViSS to Vimicro in the way of subcontracting, and ASB will enter into agreements with Vimicro including service stipulations, specific terms and conditions of which shall be referred to Appendix D Contracts Takeover and Service Agreements. The Parties may additionally enter into supplementary agreements with the Contract. ASB shall provide a list of contracts to be succeeded during the delivery period, duplicates (including electronic version) of contracts for information including but not limited to contract name, contracting parties, performance status, payment and receipt progress, brief introduction of conditions, and delivery of relevant bills and documents. Vimicro shall take the contracts on the list upon confirmation.

5.5	The brief introduction of conditions provided by ASB to Vimicro shall only be limited to objective conditions that could be detected and predicted by ASB currently and shall not include any subjective judgment.

5.6	The succession of such contracts shall be deemed as effective as of the closing date.

5.7	ASB will transfer both rights and obligations therein to Vimicro (refer to Appendix D for specific rights and obligations).

5.8	Except as stipulated by Article 5.2 hereof, when ASB transfers ViSS business to Vimicro, the external relation of contracts shall still be ASB and respective customer; however, Vimicro will succeed and continue to perform rights and obligations therein in accordance with executive standard and requirements not below original ones (refer to Appendix D for specific contents).

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5.9	Except as otherwise stipulated herein, as contract obligations succeeded by Vimicro shall be performed by Vimicro due to transfer of ViSS business, all legal liabilities related to contracts during performance shall be equally and simultaneously transferred to Vimicro pursuant to back-to-back principle while ASB undertake such liabilities to customers. In no condition, legal liabilities arising from ASB’s fault shall be solely undertaken by ASB. This article shall be essential with regards to ViSS business transfer (refer to Appendix D for details).

5.10	Except as otherwise stipulated herein, the rights, obligations and liabilities of ASB under the original contracts succeeded by Vimicro shall be undertaken by Vimicro. In case of any dispute with customers after transfer, Vimicro shall negotiate with customers and settle claims proposed by customers pursuant to contracts, and shall finally undertake default or infringement liability; in case of any dispute arising from disagreement of contracts succession by customers, Vimicro and ASB shall negotiate with each other to settle such disputes. Any legal liability arising from ASB’s fault shall be solely undertaken by ASB (refer to Appendix D for details).

5.11	ASB commits to provide any necessary assistance to Vimicro for performance of obligations in contracts and post-contract thereof:

5.11.1	The Parties agree to sign any additional agreement to market ViSS products by utilization of existent ASB’s marketing network, and Vimicro will pay proper commission to ASB (refer to Appendix J Sales Agency Agreement for details);

5.11.2	ASB will provide local project manager service, including local customer management and services and notification to Vimicro etc (refer to Appendix D for cooperation method and payment);

5.11.3	ASB shall introduce Vimicro information on relevant engineering companies of subcontractors, so Vimicro may negotiate with them by itself;

5.11.4	ASB shall provide 7*24 call center service, and Vimicro shall provide relevant coordinators and communication information (refer to Appendix D for cooperation method and payment);

5.11.5	Upon Vimicro’s request, ASB shall disclose suppliers’ names and relevant procurement information to make assistance to the execution of contracts for Vimicro without breaching the confidential obligation to any third party. The procurement contracts will not be within the scope of transfer;

5.12	After the closing date, Vimicro shall undertake the maintenance obligation not completed by ASB in contracts entered into before the closing date, and provide buyers/users with product after-sale service and maintenance service within the guarantee period in accordance with regulations of original sales contracts.

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5.13	After the closing date, if any third-party customer claims against ASB or file a lawsuit or apply for arbitration for the part performed by Vimicro or unsolved issues before the closing date, Vimicro shall take any effective measures to defend against or undertake finally administrative liabilities or civil liabilities negotiated or judged to ensure that ASB will be free from aforesaid claim or arbitration or lawsuit. In no condition, any legal liability arising from ASB’s fault shall be undertaken by ASB.

6	Compensation for Contracts Succession

6.1	ASB agrees to pay Vimicro a total amount of RMB six million and twelve thousand yuan (RMB 6,012,000) as the compensation for contracts succession. In case of any excess, it shall be limited to sixteen percent (16%) of the amount, and such article shall only remain effective before December 31, 2012. The compensation shall be fall into two types:

6.1.1	First type: for the contracts the final acceptance has not been completed before the closing date, the total amount of compensation shall be RMB four million three hundred and one thousand six hundred (RMB 4,301,600), which shall be decided pursuant to goods receipt confirmation and acceptance (primary acceptance and final acceptance) under each contract. For the compensations for goods receipt confirmation, primary acceptance, and final acceptance under each contract, refer to other tables for details. For the contracts where the final acceptance has not been completed before the closing date, after the final acceptance, guarantee period shall become effective, such contracts shall be classified into the second type of contracts;

6.1.2	Second type: for the contracts where the final acceptance has been completed and the guarantee period is still effective, the total amount of compensation shall be RMB one million seven hundred and ten thousand and four hundred yuan (RMB 1,710,400), which shall be verified and determined by the Parties pursuant to the progress and quality of maintenance and shall be paid on a quarterly basis.

6.2	The compensation shall be paid on a quarterly basis. After the end of every last quarter (e.g. Q1), data of last quarter (Q1) will be calculated in this quarter (Q2) based on above classification, and compensation will be paid within first twenty (20) working days of the next quarter (Q3).

6.3	Refer to Appendix D for details of performance, delivery, communication and cooperation of the contracts which have not been completed after the closing date.

7	Intellectual Property

7.1	The transferred intellectual property herein only refers to that owned by ASB and only used for ViSS business, including software, design, know-how, technical materials, source codes, R&D files, technical documents, and relevant papers (see details in Appendix F).

7.2	For the patents related to ViSS business authorized or being applied for by the first day of delivery period, ASB shall grant Vimicro free of charge and non-exclusive license to use such patents and handle the process of registration of license contract for patent exploitation within the scope as defined for the subject matter hereof.

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ASB shall license Vimicro to use the trademark of “Bell” free of charge in Mainland of China before the end of 2010 to produce, use, offer for sale, and sell ViSS products; in other words, since January 1 of 2011, part or whole of all products or equipment delivered to ViSS product buyers shall not be with the trademark of “Bell”. Such license shall not be transferred or sublicensed and is non-exclusive. Vimicro shall perform the following obligations for use of licensed trademark:

7.2.1	Vimicro shall only use the licensed trademark in a way or manner as stipulated by ASB, and shall not add any other marks on the trademark without prior written consent of ASB;

7.2.2	Vimicro shall only use the licensed trademark on ViSS products;

7.2.3	Vimicro shall be entitled to authorize its manufacturer to use “Bell” trademark on ViSS products pursuant to ASB’s standard for trademark use; nevertheless, such manufacturer shall only provide ViSS products to Vimicro and shall not provide such products to any third party;

7.2.4	Within the license period of trademark, Vimicro shall ensure quality of products with such trademark or trademark use method meet ASB’s requirements, and ASB shall be entitled to conduct quality control to its products.

7.2.5	Guarantee and compensation: Vimicro shall guarantee and undertake to make compensation for any and all actions, complaints, and lawsuits against ViSS products, and relevant losses, damages, costs, attorney fees, and other expenses incurred during the process of production, assembly, advertising, promotion, offering, marketing or distribution for Vimicro’s reason at or after ViSS business separation and delivery. Vimicro shall provide all reasonable and necessary assistance to ASB when ASB fight against lawsuits incurred during the process of production, assembly, advertising, promotion, offering, marketing or distribution for Vimicro’s reason at or after ViSS business separation and delivery.

7.2.6	Relation with other contracts/agreements: the effect of articles on registered trademark license in the master contract shall prevail the relevant articles in other contracts/agreements with regards to registered trademark license entered into between the Parties.

7.2.7	The above articles shall not be construed to prevent ASB, its associates, other licensees and transferees from using of such registered trademark on any manufactured or marketed products or any service in other cases.

7.3	ASB shall be entitled to terminate the license of aforesaid trademark if Vimicro:

7.3.1	Abuses such trademark, including but not limited to noncompliance with ASB’s standard for trademark use;

7.3.2	Uses such licensed trademark on other products in addition to ViSS products;

7.3.3	Sublicenses such trademark to any third party, not including OEM of ViSS products as designated by Vimicro;

7.3.4	The quality of products with such licensed trademark does not comply with relevant quality standards of ASB;

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7.3.5	Vimicro merges with any company or sell or transfer any business assets related to such trademark; or it discontinue or intends to discontinue the business related to such know-how or registered trademark, or become insolvent in relevant business; or it mortgage or pledge most of its assets for its creditors.

7.4	Up to the closing date, ASB shall be the sole and legal owner of the intellectual property, which will not be subject to lien, mortgage, guarantee, lease agreement, licensing or any other rights of third party.

7.5	ASB does not have any assurance, encumbrance, or any third party’s rights, period, order, regulation or other limitations or claims that will or may cause negative effect to the rights of Vimicro to use, transfer or other means to dispose the intellectual property and the assets value of such intellectual property.

7.6	The Parties shall enter into the Intellectual Property Transfer Contract and License Contract (see Appendix F) on the closing date and handle relevant procedures.

8	Account Receivable

8.1	All accounts receivable related to ViSS business before the closing date (refer to Appendix G Collection Assistance Agreement for breakdown and amount) shall not be transferred to Vimicro. Up to August of 2009, the total amount of accounts receivable is estimated to be RMB fifty six million one hundred and seventy five thousand and thirty nine yuan (RMB56,175,039).

8.2	Vimicro shall endeavor to assist ASB to collect relevant accounts receivable above defined, including but not limited to designate relevant personnel to negotiate with customers. Vimicro will enter into a specific Collection Assistance Agreement (Appendix G) with ASB.

8.3	With regards to collection assistance provided by Vimicro, ASB shall pay Vimicro some commission, the amount of which shall be calculated pursuant to the proportion of amount actually collected by ASB to the total amount of accounts receivable. The commission ratio of accounts receivable in Y06/07 contracts shall be 10%, and 5% for Y08/09 contracts.

8.4	At the end of each quarter, the Parties shall verify and determine the actually collected amount of accounts receivable and amount of commission payable. The amount of commission shall be calculated on a quarterly basis based on data of the last quarter, and paid to Vimicro within twenty (20) working days of the next quarter.

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9	Employees Transfer and Delivery

9.1	ASB shall provide Vimicro with the basic information on affected employees (refer to Appendix H for details) within two (2) weeks upon preliminary signing of this Contract, including job title, labor relation category and term, and salary of such employees as well as all personnel records, and shall ensure all trueness of materials provided. Within thirty (30) days upon preliminary signing, except as delayed by the Parties’ consent, if the Parties fail to officially sign this Contract, Vimicro shall return the basic information on affected employees (refer to Appendix H for details), and automatically destroy all records.

9.2	The Parties shall enter into a tripartite agreement among the Parties and the employees choosing to join Vimicro through consultation between the effective date and the closing date, and ASB must transfer the personnel files of all employees who have signed the tripartite agreement with Vimicro on the closing date. The Parties shall closely cooperate to promote transferring of most employees and key employees. The Parties specifically agree that if this Contract becomes effective, the salary of employees choosing to join and work in Vimicro shall be calculated from (or traced back to) September 1, 2009, and will be paid by Vimicro independent of ASB since that day. ASB will only be responsible for receiving and delivering salary on behalf of employees before they complete dismission procedures. This paragraph shall prevail to any special stipulation herein and in the appendices hereto (if any).

9.3	Employees choosing to join Vimicro will terminate labor contracts with ASB through consultation, and will sign a tripartite agreement, whereby ASB will pay them economic compensation with the principle of N+1. N+1 means monthly salary base × service year in the company (N) + salary of 1 month, where the monthly salary basis can be classified into two categories: the first category refers to the monthly average pre-tax income in the twelve (12) months before dismission without upper limit, applicable to service year starting before December 31, 2007; the second category has a upper limit of three (3) times of social monthly average income, applicable to service year starting from January 1, 2008 and ending on termination of labor contracts with ASB. Henceforth, ASB will automatically terminate its service year liability to employees, and the service year of employees in Vimicro will start from the effective date of new labor contract executed with Vimicro, and the service year in ASB will not be continued.

9.4

The above economic compensation will be paid in installments. Within fifteen (15) working days after the employee signs labor contract with Party B, ASB will pay the employee one third ( 1/3) of the economic compensation. Within thirty (30) working days after one (1) full year of service in Vimicro, ASB will pay another one third ( 1 /3) of the economic compensation upon confirmation of the employee’s one year service in and currently effective employment by Party B. Within thirty (30) working days after two (2) full years of service in Vimicro, ASB will pay the last one third ( 1/3) of the economic compensation upon confirmation of the employee’s two years of service in and currently effective employment by Party B. In case the employee leaves Vimicro upon his/her own request during such a period, it would be deemed as waiver of the deserved part of the economic compensation as per the above-mentioned schedule. Unless the employee actively leaves Vimicro, in case Party B terminates the labor contract with the employee during such a period in any manner, Party A shall, within thirty (30) days of termination, pay the employee the rest part of economic compensation as specified in a lump sum.

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9.5	For employees choosing to join Vimicro, Vimicro will undertake that within twenty four (24) months after joining Vimicro, such employees will have a salary no less than the amount provided by ASB under the original labor contracts, and that in case of cancellation or termination of labor and employment relation after joining Vimicro, where economic compensation shall be paid to employees in accordance with legal regulations, Vimicro shall settle the compensation independently, the process and result of which shall be independent of ASB.

9.6	ASB undertakes to perform obligations under existent labor contracts between affected employees and ASB pursuant to labor laws and regulations, and obligations under the labor contract between the affected employee and Vimicro pursuant to labor laws and regulations shall be fully undertaken and performed by Vimicro.

9.7	If the affected employees refuse to join Vimicro, such employees terminate work relation with ASB through negotiation or in other means, and obtain the economic compensation. Neither party hereof shall employ such employees or set up any kind of labor relation or employment relation through third party within three years upon effectiveness of this Contract. If either party employs such employees without consent of the other party, such party must pay a penalty to the other party with amount of basic salary of last twelve (12) months of such employees in ASB.

9.8	ASB shall ensure that before official signing of ViSS Business Transfer Contract, there is no illegal employment of affected employees or arrearage of salaries or other benefits of employees; otherwise above relevant procedures or payment shall be made before official signing hereof.

9.9	During the delivery period, ASB shall endeavor to assist Vimicro and employees choosing to join Vimicro to enter into labor contracts and handle relevant employment relation and social insurance transfer procedures.

9.10	The annual income of affected employees who have confirmed to join Vimicro shall not be less than the amount in ASB (refer to the tripartite agreement for details).

9.11	For affected employees provided by subcontracting companies to ASB, Vimicro shall decide whether to employ such employees at its own discretion.

10	Horizontal Competition Limitation

ASB undertakes (on behalf of itself and affiliated companies) that within three (3) years after the closing date of transferring ViSS business to Vimicro, its products produced and developed in Mainland of China (excluding Hong Kong and Taiwan) shall not form horizontal competition with products in relation with ViSS business, except those novel and practical applications or integrated products, which shall not be owned by ASB.

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11	Business Expenses and Taxes

11.1	Except as otherwise explicitly stipulated herein, all costs, expenses and relevant taxes related to consultation, preparation, signing and implementation of this Contract shall be borne by the Parties respectively.

11.2	ASB shall provide complete and official invoices in accordance with every category of business on the second day after receipt of payment as specified in Article 2.4.

12	General Terms and Conditions

12.1	For the purpose of this Contract, ASB and Vimicro agree to sign appropriate and necessary documents with relevant parties respectively.

12.2	This Contract and appendices hereof as well as other additional agreements constitute the entire agreement between the Parties, in lieu of all prior oral and written documents and commitments.

12.3	In any case, ASB shall undertake to operate and manage ViSS business before the closing date, and Vimicro shall undertake the same after the closing date.

12.4	Any dispute arising from or in connection with this Contract shall be settled through consultation; failing the same it shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules.

12.5	The Master Contract and appendices hereof constitute the integral part of the entire agreement, and appendices shall be the integral part of the Master Contract.

Appendix A: Inventory List (to be filed confidentially);

Appendix B: Fixed Assets List (to be filed confidentially);

Appendix C: Sales Contract or Agreements (to be filed confidentially);

Appendix D: Contracts Takeover and Service Agreements;

Appendix F: Intellectual Property Transfer Contract and License Contract;

Appendix G: Collection Assistance Agreement

Appendix H: Detailed Information on Affected Employees (to be filed confidentially)

Appendix I: List of Key Personnel of VISS Project (to be filed confidentially)

Appendix J: Reselling Agreement

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(Signing Page)

Party A: Alcatel-Lucent Shanghai Bell Co., Ltd.

Domicile: No.388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New District, Shanghai

Authorized Representative (Signature):

Date:

Party B: Vimicro Electronics Corporation

Domicile:	F2, Block A1, Tianjin University Science Park, No.80 4th Street, Tianjin Economic and Technological Development Zone

Date:

Authorized Representative (Signature):

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Appendix D (English translation)

Contracts Takeover and Service Agreement

This Agreement is entered into on August 28, 2009 by and between:

Alcatel-Lucent Shanghai Bell Co., Ltd., a Sino-foreign joint venture incorporated and existing in accordance with laws of the People’s Republic of China with registered address at 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New Area, Shanghai 201206, China (hereinafter “ASB”)

And

Vimicro Electronics Corporation, a joint stock limited company incorporated and existing in accordance with laws of the People’s Republic of China with registered address at F2, Block A1, Tianjin University Science Park, 80 4th Street, Tianjin Economic and Technological Development Zone (hereinafter “Vimicro”).

Whereas: ASB has entered into Sales Contracts (see definition below) with its Customers (see definition below) before the Closing Date (see definition below), requiring it to provide Customers with after-sale service and maintenance service within a certain time period for products sold, and ASB agrees to transfer the contracts which have not been fully performed by ASB to Vimicro on the Closing Date.

Whereas: ASB and Vimicro (collectively refer to “Parties”) have entered into the “ViSS Business Transfer Contract” (hereinafter the “Master Agreement”) on August 28, 2009, requiring transfer of all of assets and business related to ViSS of ASB to Vimicro on the Closing Date (as defined below); in addition, ASB and Vimicro have signed the Master Agreement on August 28, 2009 for confirmation, both Parties agreed to perform and be bound by the Master Agreement;

Whereas: ASB will transfer to Vimicro contracts related to ViSS business entered into with the third party which have not yet been fully performed, and Vimicro will also succeed the above contracts and agreements.

Vimicro will undertake the obligations of the Sales Contracts entered into before the Closing Date which have not been fully performed by ASB, including products delivery confirmation, case opening for acceptance on the site, installation, debugging, opening, cutting, preliminary acceptance, final acceptance, and signing of products delivery certificate, preliminary Acceptance Certificate (as defined below), final Acceptance Certificate, and obtaining the maintenance conformation report.

Vimicro will undertake the obligations of software and hardware maintenance service as stipulated in contracts made with the user which have not been fully performed by ASB in Sales Contracts entered into before the Closing Date, and will provide Customers (as defined below) with after-sale service and maintenance service within the Warranty Period (as defined below) in accordance with relevant stipulations of the Sales Contracts.

ASB will undertake to provide any necessary assistance to Vimicro for performance of obligations in the contracts or post-contracts, including providing local project manager service within Transition Period (see definition below) of this Agreement, introducing external engineering information related to ViSS to Vimicro, and providing 7*24 call center service upon Vimicro’s request.

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Appendix D (English translation)

Vimicro shall undertake relevant project manager obligations after the Transition Period.

In order to clarify contract takeover issues in the Master Agreement, the Parties have, through sufficient consultation, entered into the following Agreement regarding the succession of contracts:

1. Definitions

1.1 “Closing Date”: the Closing Date as specified in the Master Agreement;

1.2 “Sales Contract”: contracts, agreements or similar documents entered into by ASB as a seller with any Customer before the Closing Date regarding sale of ViSS and/or services related to ViSS business to Customers (including any appendix or schedule), excluding contracts, agreements or similar documents where Vimicro has fully replaced ASB to be one party thereto and ASB no longer undertakes any further rights and obligations;

1.3 “Warranty Period”: the period within which ASB shall provide relevant buyer/user with after-sale service, maintenance or replacement to contract products already sold in accordance with stipulations of relevant Sales Contracts;

1.4 “Warranty Liability”: the after-sale service and repair/maintenance service that shall be provided to relevant Customers by ASB within the Warranty Period based on the Sales Contract;

1.5 “Customer”: any individual or unit that has entered into one Sales Contract with ASB before the Closing Date to purchase ViSS products produced by ASB and/or services related to the ViSS business;

1.6 “Transition Period”: ninety (90] days as of the Closing Date;

1.7 “Acceptance Certificate” and relevant similar documents: the initial/final Acceptance Certificate and service certificate with regulated user format that could be taken as the effective evidence of payment.

2. Succession of Contracts

2.1 The contracts succeeded refer to those Sales Contracts or agreements related to ViSS business entered into before the Closing Date between ASB as one party and the third party which have not been fully performed by ASB. Appendix C of the Master Agreement has specified the name, the parties and other relevant information of all contracts to be transferred.

2

Appendix D (English translation)

2.2 During the Transition Period after formal signing of the Master Agreement, ASB shall provide Vimicro with a contract list, contract duplicates (or electronic version) containing contract name, signing parties, performance schedule, collection and payment schedule. The contract list may be updated by ASB pursuant to actual conditions before the first day of the closing period, and the formal contract list submitted to Vimicro by ASB on above-mentioned day shall be regarded as one of formal deliverable documents.

2.3 Brief statement of conditions promoted by ASB to Vimicro shall only be limited to objective conditions that could be discovered and predicted by ASB so far, excluding any subjective judgment.

2.4 ASB undertakes that it has completely performed contract obligations before succession without any act of breach, negligence, or inappropriate performance of any agreement, document or arrangement in Appendix C.

2.5 The succession of such contracts shall become effective as of the Closing Date.

2.6 Except prices of such contracts and any other charge to be collected by ASB from Customers under such Sales Contracts, all rights and obligations of ASB therein shall be transferred to Vimicro.

2.7 While transferring ViSS business to Vimicro, the external relation of relevant contracts shall still be the contract relation between ASB and respective Customer. However, Vimicro will succeed and continue to perform the rights and obligations thereunder in accordance with the standard and requirements not below the original ones.

2.8 Except otherwise stipulated herein, as contract obligations succeeded by Vimicro shall be performed by Vimicro due to transfer of ViSS business, all legal liabilities related to contracts during performance shall be equally and simultaneously transferred to Vimicro as per back-to-back principle while ASB undertake such liabilities to the Customers . The aforesaid stipulation shall be essence with regard to ViSS business transfer. Legal liabilities before the Closing Date due to ASB’s fault, even found and determined after the Closing Date, shall be solely undertaken by ASB. Upon effectiveness of succession, all new legal liabilities of contracts or agreements as specified in Article 2.2 hereof shall be undertaken by Vimicro. Legal liabilities against any user or Customer due to business outsourcing or labor dispatch by ASB or Vimicro respectively shall be undertaken by ASB or Vimicro pursuant to the time of their occurrence before or after the effective date of contract succession. In the event that business outsourcing or labor dispatch transfers such effective date, the undertaking of legal liabilities shall still subject to such effective date.

2.9 Unless otherwise stipulated herein, the rights, obligations and liabilities of ASB under the original contracts succeeded by Vimicro shall be undertaken by Vimicro. In case of any dispute with Customers after the transfer, Vimicro shall be responsible to coordinate with Customers and settle claims proposed by Customers under contracts, and shall finally undertake default or infringement liability. ASB shall undertake such liabilities as stipulated in Article 2.8 hereof.

3

Appendix D (English translation)

3. Assistance in Contract Performance

ASB undertakes to provide any necessary assistance to Vimicro for performance of obligations in contracts and post-contracts thereof:

3.1 ASB will provide local project manager service and coordination service, including local customer management and services and notification to Vimicro etc, but excluding technical support, maintenance service, and on-site failure processing, failure recovery, failure survey, trouble shooting, and etc, which shall be charged RMB two hundred and thirty per hour (RMB 230/h).

3.2 ASB shall provide information on relevant engineering companies of outsourcing service to Vimicro, so Vimicro may negotiate with the companies;

3.3 ASB shall provide 7*24 call center service with the charge standard of RMB forty five per Ticket (RMB 45/Ticket), and Vimicro shall provide relevant coordinators and communication information.

3.4 Upon Vimicro’s request, ASB shall disclose suppliers’ and relevant procurement information to facilitate the execution of contract on condition that it does not breach the confidentiality obligation with the third party. The procurement contracts will not belong to the scope of transfer;

4. Succession of Contract Performance

4.1 Contract Performance refers to all works for implementation of contracts, including but not limited to products delivery confirmation, case opening for checking on the site, equipment installation, debugging, opening, cutting, initial acceptance, final acceptance, hardware repair, and maintenance warranty service etc.

4.2 Specific work items for performance of contracts that have not been fully performed:

Work Item	Notes	ASB	Vimicro

Overall project management, project management (including but not limited to: on-site management and customer coordination, and provision of project report)	Project implementation management for contracts has formally been entered into with ASB regarding ViSS (same below)	Assisting and cooperating	Responsible

Delivery and transportation		Responsible	Responsible for management and follow-up

4

Appendix D (English translation)

Network measurement and on-site survey			Responsible

Network plan			Responsible

Network design			Responsible

Assignment of personnel for equipment installation, supervision and guidance, and debugging			Responsible

Preparing hardware & software testing tools			Responsible

Holding project launch conference based on Customer’s requirements, and proposing the need for coordination.			Responsible

Installation supervision and guidance	Responsible for installation supervision during project implementation		Responsible

Case opening of contract equipment for inspection, and providing ASB with case opening report, packing list, and list of deficient materials (if any) signed by the user			Responsible

Collecting materials such as arrival certificate, and submitting the same to ASB			Responsible

Responsible for products supplement or replacement on the project site during case opening			Responsible

Responsible goods supplement and acceptance on the project site during case opening		Cooperating	Responsible

Providing equipment materials, installation document, completion manual, and software testing CD as required by the project		Cooperating	Responsible

5

Appendix D (English translation)

Preparing tools to be used in the preliminary stage and consumable and low-value auxiliary materials for emergency situation such as binding tapes, sleeves, common cable heads, screws and nuts, and simple fasteners			Responsible

Inspecting whether the machine room condition complies with environmental requirements			Responsible

On-site hardware installation	Install all the contract equipment in the project in accordance with installation guide and complete cable connection		Responsible

Completing acceptance and confirmation of hardware installation pursuant to user’s requirements and preparing reports			Responsible

Completing checking and delivery of contract hardware on the site (mainly spare parts, maintenance terminals and tools etc.)			Responsible

On-site software installation			Responsible

On-site software debugging			Responsible

Network optimization			Responsible

System joint debugging			Responsible

Opening and cutting			Responsible

Trouble shooting for contract equipment before project implementation and final acceptance, and upgrading/degrading required for failure recovery			Responsible

Handling repair of returned products and parts during the project and conducting follow-up until such products and parts are qualified			Responsible

Preliminary acceptance	Complete acceptance test, and prepare completion document meeting end user’s requirements preliminary acceptance: responsible for testing and preparing test report, and submitting the initial Acceptance Certificate in time upon ASB’s request	Assisting	Responsible

6

Appendix D (English translation)

Final acceptance	Final acceptance: responsible for testing and preparing test report, and submitting the final Acceptance Certificate in time upon ASB’s request	Assisting	Responsible

Technical service	Settlement of on-site failure and technical support		Responsible

On-site training	Technical guide to Customers during project implementation and daily maintenance training		Responsible

Training (formal training as stipulated by the contract)		Assisting	Responsible

Spare parts service			Responsible

Hardware maintenance service			Responsible

Warranty Period service	Including hardware maintenance, failure processing, and version upgrading		Responsible

Failure processing	Failure processing within the Warranty Period		Responsible

Upgrading and updating			Responsible

On-site sales support			Responsible

Collection of contract prices		Responsible	Cooperating

Handover after end of Warranty Period	Mutual communication and confirmation between the Parties	Responsible	Responsible

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Appendix D (English translation)

4.3 Vimicro must closely cooperate with ASB as if it’s one party to the Sales Contract, and perform obligations to the user or Customer in accordance with service standard and time requirements etc as stipulated in the Sales Contract. After the Closing Date, in the event that any third-party Customer claims against ASB or file a lawsuit or make other requests which may affect the interests of ASB due to the reason that the performance of the Sales Contract does not comply with stipulations thereof, Vimicro shall compensate for and defend against such claim or lawsuit by the third party against ASB for the part performed by Vimicro, ensure to indemnify ASB from above claim or lawsuit, and pay the compensation and/or compensate for all the losses incurred to ASB as awarded by effective legal document issued by the arbitration tribunal in accordance with stipulations of the Master Agreement, including any reasonable attorney fee. ASB shall also, acting in the same way as Vimicro does above, protect Vimicro’s interests pursuant to liabilities stipulated in Article 2.8 hereof. After determine respective liabilities and undertake accordingly such liabilities to the users or Customers, the Parties shall, subject to the principle of honesty and good faith, determine liability attribution between themselves. This article also applies to Article 5 “Succession of Warranty Liability” hereof.

4.4 Vimicro shall designate sufficient qualified technical personnel to perform Sales Contracts, including but not limited to products delivery confirmation, case opening for acceptance on the site, equipment installation, debugging, opening, cutting, preliminary acceptance, final acceptance, hardware repair, and maintenance service. Except otherwise requested by ASB, Vimicro shall provide services in the name of ASB. Without prior written consent of ASB, Vimicro shall not subcontract or transfer obligations of the Sales Contract undertaken for the purpose of this Agreement to any third party.

5. Succession of warranty Liability

5.1 Warranty Liability refers to the obligation of software and hardware maintenance service as stipulated in the Sales Contract with the user.

5.2 Upon both Parties’ agreement, after the Closing Date, Vimicro shall, in accordance with stipulations hereof, undertake and perform all Warranty Liabilities in all Sales Contracts entered into by ASB before the Closing Date which have not been fully performed by ASB. ASB shall submit Vimicro a complete and detailed list of Sales Contracts (which can be supplemented based on actual conditions during the performance), performance status (electronic version and duplicates are available, including the contract performance condition up to the Closing Date, detailed description on warranty obligation, and preliminary Acceptance Certificate and final Acceptance Certificate), so that Vimicro can provide relevant maintenance service to Customers.

8

Appendix D (English translation)

5.3 Vimicro shall designate sufficient qualified technical personnel to perform the obligation of maintenance obligation, and except otherwise requested by ASB, Vimicro shall provide such service in the name of ASB. Without prior written consent of ASB, Vimicro shall not subcontract or transfer any such obligation of the Sales Contract to any third party, except such third party with qualified personnel and relevant experience.

5.4 Vimicro shall each time record the performance of Warranty Liability to the Customer, including any written advices and suggestions proposed by Customers from time to time. Once ASB requires reviewing these records, Vimicro shall submit such record to ASB in time. In the event that any Customer claims against or makes other similar requests to relevant maintenance staff during or after performance of maintenance by Vimicro, Vimicro shall immediately notify such situation to ASB in writing.

6. Compensation and Payment

6.1 ASB agrees to pay Vimicro a total amount of RMB six million and twelve thousand (RMB 6, 012,000) as the compensation for contracts succession. There are two categories of compensation:

6.1.1 First: for the contract where the final acceptance has not been completed before the Closing Date, the total amount of compensation shall be RMB four million three hundred and one thousand and six hundred (RMB 4,301,600) , which shall be settled in accordance with acceptance status (preliminary acceptance and final acceptance) under each contract. See also other tables (Annex: ViSS Contract CTC Summary) for the compensations for preliminary acceptance and final acceptance under each contract. The compensation for each contract paid by ASB to Vimicro shall only be limited to one hundred and sixteen percent (116%) of the amount as specified in CTC Summary, and any excess will not be undertaken by ASB but at Vimicro’s own expenses. Within such a limit, Vimicro shall fully perform its obligations in time. The contracts where final acceptance has not been completed before the Closing Date, will enter into the Warranty Period after final acceptance. Such contracts shall be classified into the second category.

6.1.2 Second: for the contract where the final acceptance has been completed and the Warranty Period is still effective, the total amount of compensation shall be RMB one million seven hundred and ten thousand four hundred (RMB 1,710,400), which shall be verified and determined by the Parties as per schedule progress and quality of maintenance and settled on a quarterly basis.

6.1.3 The compensation shall be paid on a quarterly basis. After the end of every last quarter (e.g. Q1), data of last quarter(Q1) will be calculated in this quarter (Q2) in accordance with above classification, and compensation will be paid within first twenty (20) working days of the following quarter (Q3).

6.1.4 Quality examination conditions: ASB will conduct quality examination to Vimicro pursuant to the service level and quantity standard which ASB undertakes to users in each Sales Contract.

6.1.5 In the event that obligations under the above two types of contracts have been duly performed in each stage such as (1) preliminary (final) acceptance and (2) ,the Customer does not propose any dispute and Customer confirmation report has been obtained upon expiration of the first Warranty Period, ASB shall pay the compensation to Vimicro in each stage.

9

Appendix D (English translation)

6.2 In the event that any Customer claims against ASB or makes similar requests as Vimicro fails to perform the obligations and maintenance warranty in accordance with stipulations of Sales Contract, and that such claims or requests have been recognized as reasonable by both ASB and Vimicro or supported by court verdict or arbitration award, ASB shall be entitled to deduct such claimed amount from the compensation payable in accordance with Article 6.1 above which has not been paid, except that Vimicro has taken reasonable remedy measures and Customer agrees in writing to waiver such claim. Vimicro shall provide any necessary cooperation and assistance to ASB for settling such claim or request from Customers. However, ASB shall undertake relevant liabilities in accordance with Article 2.8 hereof.

6.3 ASB shall be entitled to supervise the Contract Performance and maintenance obligation performed by Vimicro, and propose any reasonable requirement to improve its service in accordance with explicit, objective, and quantifiable stipulations or standards of each Sales Contract. Vimicro shall, upon ASB’s request, adopt improvement measures in time within the schedule in each Sales Contract. In the event that Vimicro fails to adopt any improvement measures within ten (10) days upon confirmation by both Parties after receipt of ASB’s written improvement request, ASB shall be entitled to delay the payment of compensation as specified in Article 6.1 above.

7. Default Liabilities

7.1 Specific Internal dispute of individual Sales Contract shall not affect the performance thereof and continuous execution of this Agreement.

7.2 In the event that Vimicro fails to perform its obligation of final acceptance and maintenance obligation under this Agreement, or violates aforesaid obligations under the Agreement (except that (i) the Customer proposes any requirement beyond the stipulation of Sales Contract; (ii) the list of Sales Contracts provided by ASB do not include such Sales Contract, and the Customer does not provide any relevant affirmative written certification to Vimicro; (iii) the Customer at its own discretion other than Vimicro’s fault refuses to accept final acceptance and maintenance obligation provided by Vimicro), ASB shall send a written notice to request for cure, and may give a cure period of thirty (30) days subject to actual conditions (during which ASB will discontinue to pay any amount to Vimicro); if Vimicro fails to correct its default during such period, ASB shall be entitled to choose the following measures:

(i) Send a written notice to Vimicro to notify discontinue of succession or termination of executing of each such Sales Contract;

(ii) Authorize the third party to perform the relevant final acceptance and maintenance liability at its own discretion.

10

Appendix D (English translation)

For any above-mentioned default, Vimicro shall compensate ASB for all losses incurred, and expenses arising from delivery of maintenance Warranty Liability to the third party for performance, including reasonable attorney fee. Such compensation may be deducted from the compensation payable to Vimicro that has actually not been paid. In case the Parties fail to reach an agreement with regard to compensation or the amount of compensation, either party shall be entitled to apply for arbitration to the arbitration authority as stipulated in the Master Agreement to determine the final amount of compensation.

7.3 In case one Party has one of the following which has affected its ability to perform this Agreement, the other Party may immediately send a written notice to terminate this Agreement without any relevant liability:

(i) discontinue of operation of all or any material part of its business, or material change to its business scope, or insolvency, or sale of all or any material part of its business or assets;

(ii) fail to obtain new qualification, permit or approval in case that such qualification, permit or approval necessary for performance of maintenance liability become invalid for any reason;

(iii) begin liquidation or any similar procedures for any reason (except liquidation at its own discretion for merger or restructuring), or liquidator or receiver is appointed for all or most of its assets, properties or business, or relevant authorities have issued a distress warrant, writ of execution, or similar judicial document for all or any material part of the borrower’s assets, or it has generally entered into any agreement with the creditors on debt settlement.

7.4 In case ASB fails to pay in accordance with Article 6.1 hereof:

(i) For each day of delay, it shall pay liquidated damages to Vimicro at 0.3‰ of overdue payment;

(ii) For delay of over thirty (30) days, Vimicro shall be entitled to send a written notice to ASB to request for payment. In the event that ASB fails to pay within sixty (60) days upon receipt of such written notice, Vimicro shall be entitled to terminate this Agreement. In such a case, ASB shall pay Vimicro any maintenance fee due and liquidated damages of overdue payment, including any reasonable attorney fee.

In the event that ASB fails to perform its obligation of assisting Vimicro to provide services under this Agreement, or violates against this Agreement when performing such obligations (except that (i) the Customer proposes any requirement beyond the stipulation of ASB’s Sales Contract; (ii) the Customer refuses to accept final acceptance and maintenance performance by Vimicro for its own reason other than ASB’s fault), Vimicro may send a written notice to request for cure, and may give a cure period of thirty (30) days based on actual conditions (during which Vimicro will discontinue to pay any amount to ASB). In the event that ASB fails to correct its acts during such period, Vimicro shall be entitled to send a written notice to ASB to notify discontinue of Sales Contract succession or termination of Sales Contract;

11

Appendix D (English translation)

For above default or unilateral discontinue or termination of performing such Sales Contract, the breaching party shall compensate the other party for all losses thus incurred, including any reasonable attorney fee, and shall promote the continuous performance of this Agreement and such Sales Contract to the Customer. In the event that the Parties fail to reach an agreement with regard to compensation or the amount of compensation, any party shall be entitled to apply for arbitration to the arbitration authority as stipulated in the Master Agreement to determine the final amount of compensation.

8. Effectiveness and Termination

8.1 This Agreement shall become effective as of the date when it’s signed and sealed by authorized representative of each party, and shall remain effective until latest expiration of the Warranty Period as stipulated in each Sales Contract.

8.2 In any case, the termination of this Agreement by one party in accordance with stipulations herein shall not exempt the other party any liability and obligation before such termination.

8.3 Except otherwise stipulated in the context, without written consent of both Parties, neither Party may terminate this Agreement before the expiration hereof.

9. Execution of Maintenance Contract

Upon expiration of the first Warranty Period agreed between ASB and the Customer in the Sales Contract, Vimicro may choose to enter into a maintenance contract with the Customer at its own discretion, the rights and obligations of which shall be solely exercised and undertaken by Vimicro without any relation to ASB.

10. Settlement of Disputes

10.1 Consultation

Any dispute between the Parties arising from or in connection with this Agreement, including interpretation, default, termination or effectiveness of this Agreement, shall be firstly settled through friendly consultation.

10.2 Arbitration

(i) In case any dispute between the Parties arising from or in connection with this Agreement has not been settled through friendly consultation within sixty (60) days after the notification of one Party to the other Party for friendly consultation, either party shall be entitled to submit such dispute to the arbitration authority stipulated in the Master Agreement for arbitration in accordance with the current arbitration rules in Shanghai.

(ii) The arbitration award shall be final and binding upon both Parties, under which the Parties shall take relevant measures.

(iii) The arbitration expense shall be undertaken by the party as specified in the arbitration award.

(iv) During the occurrence of dispute and arbitration period, the Parties shall, except the terms and conditions in arbitration, continue to perform other terms and conditions hereof.

12

Appendix D (English translation)

11. Force Majeure

11.1 Definition of Force Majeure

“Force majeure” refers to all unpredictable, unavoidable, or insuperable events beyond the control of one party, occurring after the effective date of this Agreement which makes the affected party unable to fully or partly perform its obligations.

11.2 Consequences of Force Majeure

(i) In case of any event of force majeure, the affected party may discontinue performing its obligations in the duration period, and may postpone its performance of such obligations accordingly.

(ii) The Party claiming to be affected by force majeure shall immediately notify the other Party in writing, and provide sufficient proofs of such event and predicted time of duration within fifteen (15) days after such event. It shall also make all reasonable efforts to end the event of force majeure.

(iii) In case of any event of force majeure, the Parties shall immediately consult with each other to find a balanced solution, and shall make all reasonable efforts to minimize the effects of force majeure.

12. Confidentiality

Both Parties agree to take all necessary measures to keep all information disclosed by the other party for the purpose of this Agreement and contents of this Agreement confidential. Except otherwise required by Chinese laws, without consent of the other party, neither party may disclose the above information or contents of this Agreement to any third party (except to employees, agents or consultants of respective party necessary to know this Agreement).

13. Miscellaneous

13.1 This Agreement and the Master Agreement shall constitute the entire agreement on the subject matter, and shall prevail all prior discussions, agreements or statements, oral or written, executed or unexecuted, between the Parties.

13.2 The title of each article in this Agreement is used only for convenience of reference, is not part of this Agreement and shall by no means affect interpretation of articles hereof.

13.3 This Agreement shall only be modified in writing upon being signed and sealed by authorized representative of each party.

13.4 All notices, requirements, or other correspondences under this Agreement shall only be made in writing, which may be delivered through delivery in person, ail mail, or EMS to the following addresses of each party or other addresses that may be notified to the other party from time to time, and shall become effective upon receipt by the receiver:

ASB:

Address: 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New Area, Shanghai 201206

Contact: Qiu Ye

Tel.: 13801905886

13

Appendix D (English translation)

Vimicro:

Address:

Contact:

Tel.:

13.5 Failure of one party in requesting the other party to perform any or all of articles hereof shall not affect the Party’s right to request for future performance. In case of any violation against stipulations of this Agreement by one party, the waiver of relevant rights or remedy by the other shall not be considered as wavier of any rights from violation of such stipulations presently or in the future or waiver of any other rights under this Agreement.

13.6 In case any article under this Agreement becomes invalid for any reason, it shall not affect the validity, effectiveness and enforceability of other articles.

13.7 Rights and obligations of one party under this Agreement shall not be transferred to any third party without written consent of the other party.

13.8 ASB designates its engineering service department as the internal administration for final acceptance and maintenance agreement, and respective financial department of ASB and Vimicro will be responsible for settlement of fees and expenses.

13.9 This Agreement shall be made in Chinese and served in duplicates, with one copy each held by each party.

[The following part of this page is intentionally left blank]

14

Appendix D (English translation)

[Signing page only]

In witness whereof, this Agreement has been signed and sealed by the undersigned on the date first above mentioned:

Alcatel-Lucent Shanghai Bell Co., Ltd. (Seal)

Authorized representative (signature):

Vimicro Electronics Corporation (Seal)

Authorized representative (signature):

15

Appendix F (English translation)

Intellectual Property Transfer & License Contract

This Intellectual Property Transfer & License Contract (hereinafter the “Contract”) is entered into by and between Alcatel-Lucent Shanghai Bell Co., Ltd., a Chinese company incorporated and existing in accordance with laws of the People’s Republic of China with registered address at 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, China (hereinafter “ASB”) and Vimicro Electronics Corporation, a Chinese company incorporated and existing in accordance with laws of the People’s Republic of China with registered address at F2, Block A1, Tianjin University Science Park, 80 4th Street, Tianjin Economic and Technological Development Zone (hereinafter “Vimicro”). ASB and Vimicro may be referred to individually as a “Party” or collectively as the “Parties”. This Contract shall become effective as of Sep 1st, 2009 (hereinafter the “Effective Date”).

Whereas: in order to ensure proper implementation of “ViSS Business Transfer Contract” entered into between the Parties, ASB agrees to assign and license its relevant intellectual property to Vimicro, and the Parties have, through friendly consultation, entered into this Contract in accordance with the “Contract Law of the People’s Republic of China” and other laws and regulations, and agreed as follows:

Chapter 1—Definitions

Except otherwise stipulated herein, the terms below shall have the following meanings:

1.1 “Affiliate”: any legal entity or company affiliated to any Party hereto, including (i) any entity or company directly or indirectly owned or controlled by one Party; (ii) any entity or company directly or indirectly owning or controlling one Party; and (iii) any entity or company jointly owning or controlling some entity with one Party, or jointly owned or controlled by some entity together with one Party. In this Contract, “controlling” or “owning” some entity shall mean (i) directly or indirectly holding more than 50% of outstanding stock of such an entity ( par value), or holding more than 50% of outstanding stock entitled to vote for election of directors or similar personnel; or (iii) otherwise holding the right to directly or indirectly vote for or nominate directors (or other personnel exercising similar rights).

1.2 “ViSS Business” shall refer to in Chapter 1 Subject Matter of Transaction of “ViSS Business Transfer Contract”, i.e., the application system of intelligent video surveillance system software of telecom operator level developed by ASB, and relevant current version, fixed assets, stock, relevant contracts, intellectual property, and employees.

1.3 “Multi-purpose Patent of Relevant Business”: all patents and patent applications related to ViSS Business owned by ASB and its Affiliates up to the Closing Date. More specifically, in the event that one or more claims from these patents or patent applications up to the Closing Date will make infringement to current ViSS Products, such patents or patent applications may be referred to as multi-purpose patent of business.

Appendix F (English translation)

1.4 “Relevant Business Copyright”: all copyrights referred to in Annex 1 of this Contract.

1.5 “ViSS Business Transfer Contract”: the contract entered into between the Parties on August 28 , 2009 regarding the transfer of ViSS Business from ASB to Vimicro.

1.6 “Closing Date”: the 7th working day as of Effective Date of “ViSS Business Transfer Contract”, subject to stipulations in Article 3.4 of “ViSS Business Transfer Contract”.

1.7 “ViSS Product(s)”: the above-mentioned ViSS Product(s) and derivative product(s) developed, produced and marketed by ViSS Business.

Chapter 2 Transfer of Relevant Business Copyright

2.1 Within twelve (12) consecutive working days as of the Closing Date, ASB shall deliver the ownership of relevant Business Copyright other than the software copyright to Vimicro at a place designated by the Seller (the software delivery shall be subject to the delivery list attached). The Seller’s software code library is stored in the clearcase server, and the Buyer may check the medium storing software pursuant to the delivery list. After checking, the Buyer shall export VOB corresponding to the code library to a medium (e.g., hard disk) to obtain codes and binary package, and the Parties shall sign on the delivery list for confirmation to complete delivery. (Clearcase tool software is not within the scope of delivery.) The delivery shall be completed within twelve (12) working days as of the date when this Contract is formally signed. Within five (5) working days after the Seller gives the delivery notice and delivery list, if the Buyer fails to designate any personnel for delivery, it will be deemed that the delivery has been automatically completed.

2.2 With regards to software copyright, within twelve (12) consecutive working days as of the Closing Date, ASB shall deliver files and materials necessary for ownership transfer procedures to Vimicro to assist Vimicro in completing the ownership transfer procedures at the National Copyright Administration, so as to finally complete the ownership delivery.

2.3 Vimicro shall carry out all activities and bear all expenses necessary for or arising from the aforesaid software copyright transfer, including any possible commission or official expenses.

Chapter 3 License of Multi-Purpose Patent of Relevant Business

3.1 With regard to Multi-purpose Patent of Relevant Business, ASB shall grant Vimicro the free of charge, non-exclusive, non-transferable license in Mainland China to enable Vimicro to:

- produce, use, sell, offer for sale, and import ViSS Products; and

- for Vimicro’s benefits, to authorize any third party to produce, use, sale, or offer for sale, provided that:

(i) the conception, specification, or design drawing to produce aforesaid ViSS Products are provided by Vimicro; and

(ii) the conception, specification or design drawing shall be detailed enough so that the third party need not make further design but a fine adjustment when necessary for manufacturing.

Appendix F (English translation)

3.2 ASB shall grant Vimicro the license of Multi-purpose Patent of Relevant Business, including the rights sublicensed to its Affiliates by Vimicro, who shall ensure that its Affiliates granted with such sublicense comply with all articles and stipulations binding upon Vimicro. In the event that one of Vimicro’s Affiliates is not qualified as an Affiliate, the sublicense granted to such party in accordance with above articles shall become invalid as of the date when it’s disqualified as an Affiliate.

Chapter 4 Reservation of Rights

With regard to copyright of relevant business, provided that ASB complies with Chapter 10 Horizontal Competition Limitation of “ViSS Business Transfer Contract”, Vimicro shall grant ASB and its Affiliates free of charge, non-exclusive, non-transferable license worldwide to enable it to:

use, update, strengthen, duplicate, and prepare derivative products and distribute materials and derivative products by ASB with copyright.

Chapter 5 Representations and Warranties

5.1 Up to the Closing Date, ASB shall undertake that Relevant Business Copyright transferred from ASB to Vimicro hereunder shall be free from any mortgage, guarantee, or other third-party rights.

5.2 Up to the Closing Date, ASB undertakes that there shall be no existing intellectual property infringement lawsuit filed by any third party against the production and sale of ViSS Products against ASB; within twelve (12) months before the Closing Date, ASB shall undertake that ASB or its Affiliate has not received any warning letter in writing on intellectual property infringement from any third party.

5.3 In case of any lawsuit or claim on intellectual property infringement against ASB by any third party for ViSS Products sold before the Closing Date, or produced before the Closing Date but transferred to Vimicro after such a date, ASB shall bear all relevant liabilities.

5.4 ASB or its Affiliates will not file any lawsuit on infringement or claim against Vimicro for its patents or patent applications (including patents or patent applications obtained after the Closing Date) applied to ViSS Business before the Closing Date.

5.5 ASB makes no further warranty on the scope of claim or effectiveness of patents licensed to Vimicro in accordance with this Contract.

5.6 In any case neither Party shall be liable for any indirect or punitive damages arising from or in connection with this Contract.

Appendix F (English translation)

Chapter 6 Term and Termination

6.1 This Contract shall become effective as of: (i) the date when it is signed; or (ii) the Closing Date, whichever is later.

6.2 Except terminated in accordance with relevant articles hereof, this Contract shall remain effective within the effective period of Multi-purpose Patent of Relevant Business.

6.3 Upon consent by both ASB and Vimicro, this Contract may be terminated at any time.

6.4 ViSS Products owned by Vimicro and its Affiliates or delivered to the distributors before termination hereof can be sold after termination hereof.

Chapter 7 Miscellaneous

7.1 Any modification, addition and supplement to this Contract shall be made in writing, and signed by duly authorized representatives of the Parties and form an integral part of this Contract with the same legal effect binding upon both Parties; unless otherwise stipulated herein, aforesaid modification, addition and supplement shall replace or constitute modification to relevant articles.

7.2 This Contract and annexes shall constitute the entire understanding of the Parties of this Contract, and shall replace all prior discussions, agreements or statements, oral or written, executed or unexecuted, between the Buyer and Seller.

7.3 In case one article hereof is invalid or unenforceable for some reason, it shall be modified to the maximum extent other than waiver thereof, so as to reach the intent of both Parties under this Contract. In any case, other articles hereof shall be deemed effective and enforceable to the maximum extent.

7.4 The Parties agree that articles and contents contained herein shall be kept confidential, which shall not be disclosed to any third party except the existence of this Contract. Either party may notify its Affiliates or transferee articles and contents of this Contract to the extent as required to be known by its Affiliate or transferee, who shall sign a confidentiality agreement in compliance with this article. If one Party is required to disclose articles and contents hereof in accordance with legal procedures, it shall immediately notify the same to the other party, and shall cooperate properly with the other party pursuant to its requirements to defend against such disclosure. Obligations of the Parties stipulated in this article shall survive termination of this Contract.

7.5 Neither Party may, without written consent of the other Party, transfer this Contract to any third party other than its Affiliates.

Appendix F (English translation)

(Signing page)

Alcatel-Lucent Shanghai Bell Co., Ltd.

Legal representative or authorized representative:

Date:

Vimicro Electronics Corporation

Legal representative or authorized representative:

Date:

Appendix F (English translation)

Contract for Computer Software Copyright Assignment

Party A (the Assignor): Alcatel Shanghai Bell Co., Ltd,

Party B (the Assignee): Vimicro Electronics Corporation.

In order to make joint contribution to the national software undertakings, both Party A and Party B, in accordance with relevant regulations of the Copyright Law of the People’s Republic of China and Regulations for the Protection of Computer Software, hereby voluntarily enter into this Contract for Computer Software Copyright Assignment through fair and friendly consultation, and agree to comply with the same.

Article 1 Name of the work

Party A assigns all copyrights it owns and belongs with the name of the Bell Alcatel ViSS Network Video Surveillance software V2.0 version (copyright registration number: 2007SR15750) to Party B.

Article 2 Type of the right assigned and territorial scope

Party A assigns any and all copyrights in any territorial scope to Party B.

Article 3 Assignment price and date and method of the payment

Party B shall pay Alcatel-Lucent Shanghai Bell Co., Ltd. (the shareholder wholly owning Party A) the consideration of the copyright assignment included in the ViSS business transfer prices, and shall not make any payment to Party B.

Article 4 Liability for breach

In case that either party breaches this Contract leading to any losses to the other, the non-breaching party may request the breaching party to assume liabilities for its breach.

Article 5 Party A warrants that the assignment hereunder will cause no infringement of any third party’s lawful rights and interests.

Article 6 This Contract shall become effective after being signed and sealed by both parties, and neither party shall have the right to amend or modify the provisions herein unless by mutual consent.

Appendix F (English translation)

Article 7 Any dispute arising from the performance of this Contract shall be settled through friendly consultations; if the consultations fail, it is agreed by both parties to submit the dispute to Shanghai Arbitration Commission for arbitration in accordance with the arbitration rules currently in effect.

Article 8 This Contract shall be served in triplicates with each party holding one and one for filing.

Party A: Alcatel Shanghai Bell Co., Ltd, (seal)

Authorized representative: (signature)

Date:

Party B: Vimicro Electronics Corporation. (seal)

Authorized representative: (signature)

Date:

Appendix F (English translation)

Computer Software Copyright Registration Certificate

Serial No.: Software Copyright Registration No. 081745

Registration No. 2007SR15750

Name of Software: Bell Alcatel ViSS Network video surveillance system V 2.0

Owner of Copyright: Alcatel Shanghai Bell Software Co. Ltd,

The Way of Obtaining Copyright: Original Acquisition

Scope of the Copyrights: all of the relevant rights

First Issue Date: July 1st, 2006

In accordance with the stipulations of “Regulations for the Protection of Computer Software” and “the Measures for the Registration of Computer Software Copyright”, the aforesaid items have been registered.

The Special Seal of Computer Software Copyright Registration of P.R.C National Copyright Administration

October 12, 2007

Appendix G

(English translation)

Account Receivable Collection Assistance Agreement

This Agreement is entered into in Shanghai, the People’s Republic of China on August 28, 2009 by and between the following parties:

Alcatel-Lucent Shanghai Bell Co., Ltd. (ASB), a legal person incorporated and existing in accordance with laws of the People’s Republic of China with registered address at 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, Post Code: 201206, (hereinafter “Party A”)

And

Vimicro Electronics Corporation (Vimicro), a legal person incorporated and existing in accordance with laws of the People’s Republic of China with registered address at F2, Block A1, Tianjin University Science Park, No.80 4th Street, Tianjin Economic and Technological Development Zone, Post Code: 300457 (hereinafter “Party B”).

Whereas:

1. Investors of Party A and Party B have, on August 28, 2009, entered into the “Viss Business Transfer Contract” (hereinafter the “Master Agreement”) and the Parties agree to be bound by and perform the Master Agreement;

2. As per the Master Agreement, Party B shall endeavor to assist Party A in collecting relevant Account Receivables (as defined below).

Therefore, in order to clarify the rights and liabilities of the Parties regarding the Party B’s assistance in collection account payables for Party A in accordance with the Master Agreement, the Parties have, through sufficient consultation, entered into the following Agreement:

1. Definitions

In this Agreement, the terms below shall have the following meanings:

1.1 “Account Receivables”: Party A’s existent and legal rights over a third party’s credit related to Party A’s video surveillance system, as specified in annex of this Agreement;

1.2 “Total Account Receivables”: the total amount of Account Receivables as specified in annex of this Agreement up to the closing date of the Master Agreement (September 1, 2009) shall be RMB fifty six million one hundred and seventy five thousand and thirty nine (RMB 56,175,039.00).

1.3 “Acceptance Certificate(s)” and relevant similar documents refer to the preliminary/final acceptance certificate and service certificate for customer use and can be regarded as valid evidence of payment.

2. Rights and Obligations of the Parties

2.1 Party A shall be entitled to:

2.1.1 understand the progress of Party B’s assistance of collection of Account Receivables for Party A,;

2.1.2 Require Party B to continue to perform the uncompleted obligations of contracts transferred by ASB to Vimicro in accordance with provisions of the “Master Agreement”, to realize accounts receivable from the relevant sales contracts.

1

Appendix G

(English translation)

2.2 Party A shall acknowledge and agree that :

2.2.1 Undertake that it is the sole legal creditor of the Account Receivables specified in the annex hereof;

2.2.2 Provide Party B with updated progress of the collection of Account Receivables on a timely and actual basis, including the amount of Account Receivables received;

2.2.3 notify Party B in time in the event that it has reached any agreement with relevant debtors on the change of Account Receivables, including but not limited to waiver, decrease, delay or advance payment thereof.

2.3 Party B shall be entitled to:

2.3.1 obtain the list of Account Receivables provided by Party A;

2.3.2 obtain the collection progress report on Account Receivables provided by Party A;

2.3.3 receive reward for its collection assistance.

2.4 Party B shall be liable to:

continue to perform the project and acceptance thereof, and provide with customer used preliminary/final acceptance certificate and service certificate which can be used as valid evidence of payment by customer; provide maintenance and service support for products, and ensure its engineering and service quality does not affect ASB’s collection of Account Receivable:

2.4.1 Party B shall assist Party A in collecting the Account Receivables, including but not limited to communicate and negotiate with the debtors, and provide, if necessary, provide relevant information of the debtors to Party A.

2.4.2 Party B must indicate to the debtor its status of assisting Party A to collect payment when collecting any Account Receivable in accordance with this Agreement, and must notify the debtor to pay the account payable to the account designated by Party A;

2.4.3 Party B shall not, without prior written consent of Party A, negotiate with the debtor on change of the payment terms of Account Receivables when collecting the Account Receivables for Party A, and shall never accept any such suggestions from the debtor;

2.4.4 If the debtor is also in debt or in credit with Party B, Party B shall not make any settlement through consultation with such debtor that may influence Party A’s interests. Party B undertakes that in such a case, it will not change the debt payment terms agreed between Party A and the debtor;

2.4.5 Party B shall not, without prior written consent of Party A, delegate any third party to perform its obligations under this Agreement;

2.4.6 Party B shall guarantee that its act and process of assisting Party A to collect Account Receivables completely comply with relevant regulations of Chinese laws, this Agreement and Party A’s commission.

2

Appendix G

(English translation)

3. Reward and Payment of Assistance of Collection

3.1 With regards to the assistance provided by Vimicro hereunder, ASB shall pay reward to Vimicro based on the proportion of amount actually collected by ASB in total amount of Account Receivables. The reward for Y06/07 shall be ten percent (10%) of the Account Receivables, and five percent (5%) for Y08/09.

3.2 At the end of each quarter, the Parties shall verify and determine the amount of Account Receivables actually collected and amount of reward payable for such quarter pursuant to the above-mentioned method; upon confirmation in writing by both Parties, the reward will be paid to Party B through bank transfer within twenty (20) working days upon Party A’s receipt of invoice issued by Party B.

3.3 Party B shall solely bear all relevant taxes for the reward above.

4. Termination

Neither Party may terminate this Agreement without written consent of the other Party.

5. Confidentiality

5.1 The Parties shall maintain the confidentiality of the business secret of the other Party received hereunder and any other information thus requested by the other Party. Neither Party may, without written consent of the other Party, disclose such secret or information to any third party unrelated to this Agreement or use the same for its own interest. For the purpose of this Article (5.1), the Parties agree that any and all information provided by one party to the other under this Agreement (except those as explicitly expressed by the provider to be non-confidential) shall be considered as confidential.

5.2 The confidentiality obligation stipulated in this Article (5) shall survive expiration or termination of this Agreement for a period of five (5) years.

6. Applicable Law and Settlement of Disputes

6.1 This Agreement shall be governed by laws of the People’s Republic of China. Any dispute in connection with this Agreement shall be settled by the Parties through friendly consultation; in the event such dispute cannot be solved, each party may submit it to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules. The arbitration award shall be final and binding upon both Parties.

6.2 During the arbitration for any dispute, the Parties shall continue to perform parts other than those covered in the arbitration.

7. Effectiveness

This Agreement shall become effective as of the date when it is signed and sealed by authorized representatives of the Parties, and will remain effective until all Account Receivables specified in the annex have all been collected with Party B’s assistance or Party A’s termination of this Agreement in accordance with Article 4 hereof. This Agreement shall be served in duplicates, with one copy held by each party with the same legal effect.

3

Appendix G

(English translation)

8. Miscellaneous

8.1 Any modification, supplement or addition to this Agreement shall be made in writing, and signed by duly authorized representatives of the Parties to form an integral part of this Agreement, with the same legal effect binding upon both Parties; unless otherwise required by the context, the above-mentioned modification, supplement or addition of articles shall supersede or modify relevant terms and conditions hereof.

8.2 Annexes hereof shall be an integral part of this Agreement with the same legal effect. In case of any inconsistency between terms and conditions of the Agreement and the annex, terms and conditions of the Agreement shall prevail.

8.3 Any notice or written correspondence sent by one party to the other under this Agreement, including but not limited to any document or notice under this Agreement, shall be delivered to the other party in time by registered mail or express courier, which may be made in either Chinese or English.

Said document or notice shall be deemed to be duly received in:

–	seven (7) days if by registered mail;

–	three (3) days if by express courier service.

Party A: Alcatel-Lucent Shanghai Bell. Co., Ltd.

Address: 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New District, Shanghai

Postal Code: 201206

Tel.: 18918311118

Contact: Cheng andong

Party B: Vimicro Electronics Corporation

Address: F2, Block A1, Tianjin University Science Park, No.80 4th Street, Tianjin Economic and Technological Development Zone

Postal Code: 300457

Tel.:

Contact:

Party A: Alcatel-Lucent Shanghai Bell. Co., Ltd.	Party B: Vimicro Electronics Corporation

(Seal)	(Seal)

Authorized representative:	Authorized representative:

4

Appendix J (English translation)

Sales Agency Agreement

Between

Alcatel-Lucent Shanghai Bell Co., Ltd.

And

Vimicro Electronics Corporation

Agreement No.:

Exclusive information of Alcatel-Lucent

This document contains exclusive information of Alcatel-Lucent, which shall not be used or disclosed without permission in accordance with stipulations hereof.

Appendix J (English translation)

Sales Agency Agreement

This Sales Agency Agreement (hereinafter the “Agreement”) has been entered into by and between Alcatel-Lucent Shanghai Bell Co., Ltd., a Chinese company incorporated and existing in accordance with laws of the People’s Republic of China with registered address at 388 Ningqiao Road, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, China (hereinafter the “Buyer”) and Vimicro Electronics Corporation, a Chinese company incorporated and existing in accordance with laws of the People’s Republic of China with registered address at F2, Block A1, Tianjin University Science Park, 80 4th Street, Tianjin Economic and Technological Development Zone (hereinafter the “Seller” or “Vimicro”). The Buyer and Seller may be referred to individually as a “Party” or collectively as the “Parties”. This Contract shall become effective as of August 28, 2009 (hereinafter the “Effective Date”).

Whereas: the Seller agrees that operation of ViSS business by the Buyer under this Agreement does not conflict with relevant articles in “ViSS Business Transfer Contract” stipulating that the Buyer shall not operate any business related to ViSS;

Whereas: in order to ensure proper implementation of “ViSS Business Transfer Contract” entered into between the Parties, the Seller intends to conduct ViSS business through the Buyer’s sales channels, and the Buyer transfer the supply of project and/or equipment and/or software of ViSS business to the Seller pursuant to back-to-back principle, so that the Seller will fully perform liabilities and obligations committed to the customer by the Buyer in the Master Contract and in this Agreement;

Therefore, the Buyer’s Master Contracts entered into with relevant customers regarding ViSS business (including project implementation and/or supply of equipment and service and/or software license) in Mainland China (excluding Hong Kong, Macau and Taiwan )shall be subcontracted to the Seller from the Effective Date of this Agreement to December 31, 2012 pursuant to the back-to-back principle, so that the Seller shall fully perform such contracts on a timely basis. The Parties agree that the Buyer shall purchase Products from the Seller in accordance with the following terms and conditions:

Chapter 1 Definitions

Unless otherwise stipulated herein, the terms below shall have the following meanings:

1.1 “Affiliate”: any legal entity or company affiliated to any Party hereto, including (i) any entity or company directly or indirectly owned or controlled by one Party; (ii) any entity or company directly or indirectly owning or controlling one Party; and (iii) any entity or company jointly owning or controlling some entity with one Party, or jointly owned or controlled by some entity together with one Party. In this Agreement, “controlling” or “owning” some entity shall mean (i) directly or indirectly holding more than 50% of outstanding stock of such an entity (par value), or holding more than 50% of outstanding stock entitled to vote for election of directors or similar personnel; or (iii) otherwise holding the right to directly or indirectly vote for or nominate directors (or other personnel exercising similar rights).

Appendix J (English translation)

1.2 “Intellectual Property Right” or “IPR”: patent, utility model, copyright, industrial design, semi-conductor topological diagram right, trademark right and other rights related to business marks and legal business secrets protection, and other similar intellectual property rights, as well as the right to apply for the above rights.

1.3 “Product(s)”: spare parts and components, modules, systems and subsystems purchased by the Buyer to be used on Alcatel-Lucent Products. No commitment will be made in this Agreement, and the Seller shall provide Products pursuant to the order placed by the Buyer. Unless otherwise stipulated herein, all Products provided by the Seller shall be brand-new Products satisfied with the Seller’s standards.

1.4 “Purchase Order” or “PO” refers to the order placed by the Buyer for the purpose of purchasing Products from the Seller in accordance with terms and conditions hereof. The Purchase Order may be issued through EDI, WEB EDI or in other electronic commercial means as agreed by the Parties.

1.5 “Master Contract(s)”: the contracts entered into between the Buyer and its customers regarding ViSS business (including project implementation and/or supply of equipment and service and/or software) in Mainland China (excluding Hong Kong, Macau, and Taiwan) (hereinafter the “Territory”). In the event that the contracts signed between the Buyer and its customers also contain other Products, where ViSS Products are only part of these contracts, the Master Contract referred to herein shall only include ViSS Products excluding non-ViSS Products.

1.6 “Equipment Purchasing Contract” refers to the purchasing contract signed between the Buyer and the Seller pursuant to back-to-back principle after the Buyer signs the Master Contract with its customer. The Purchasing Contract only contains Products and equipment related to ViSS, excluding non-ViSS Products and maintenance service after final acceptance of ViSS-related equipment.

Chapter 2 Scope and Term

2.1 Term

Term of this Agreement shall commence from the Effective Date and end on December 31, 2012, divided into three stages:

First stage: from Effective Date to December 31, 2010;

Second stage: from January 1, 2011 to December 31, 2011;

Third stage: from January 1, 2012 to December 31, 2012;

Upon expiration of this Agreement, the Parties may renew the Sales Agency Agreement, which however shall not be part of ViSS business transfer.

Appendix J (English translation)

2.2 Buyer’s Obligations

2.2.1 The Buyer shall endeavor to catch all business opportunities to communicate and consult with the customers, and report relevant information to the Seller.

2.2.2 The Buyer and Seller shall determine the scope of liabilities in this Agreement and business price through consultation, and sign a formal contract with the end customer, the contents of which shall be agreed by the Seller.

2.2.3 The Buyer shall determine the principal for customer’s project and the arrival place of Products.

2.2.4 The Buyer shall endeavor to provide competitors’ conditions and information to the Seller.

2.3 Seller’s Obligations

2.3.1 The Seller shall be responsible for the technical support, configuration and quotation, bidding and clarification of the whole project from the preliminary stage to formal signing of the contract. The response to formal quotation and bidding document shall be replied within 48 hours upon receipt of the Buyer’s written notice, or provided within the time limit as required by the customer, whichever is shorter. Necessary time shall be left to the Buyer for review and examination. All expenses and costs arising therefrom shall be solely undertaken by the Seller.

2.3.2 The Seller shall be responsible for all the equipment and manpower necessary for works (including but not limited to testing/trial commercial operation, technical specification discussion, and networked test) related to ViSS business as required by the customer or suggested by the Buyer based on market conditions. All expenses and costs arising therefrom shall be solely undertaken by the Seller.

2.3.3 The Seller undertakes to perform the project in accordance with this Agreement, including any articles contained in the Master Contract to the extent applicable to the project and all instructions given by the Buyer or the customer or its representative during performance of this Agreement.

If the project includes equipment installation, the Seller shall be responsible to transport the equipment stipulated by this Agreement to the site or each site of project implementation (hereinafter the “project site”) at its own expense.

2.3.4 The Seller undertakes that once the “Equipment Purchasing Contract” is signed, it will be responsible for project service and maintenance as stipulated in the Master Contract, and undertake all risks and compensations arising from performance of the contract. The Seller may not cease service for any reason other than suspension or termination of the Master Contract, and meanwhile shall assist the Buyer to collect relevant payment.

2.3.5 The Seller undertakes that it will accept and carry out any change order or alteration issued by the Buyer or the customer pursuant to conditions of the Master Contract, including but not limited to relevant project adjustment issued by the customer.

2.3.6 The Seller shall always notify in writing to the Buyer any communication material received from the customer.

2.3.7 The Seller shall solely undertake all obligations of project, maintenance, and warranty as stipulated in the Master Contract, including supplying of any document related to the project. The maintenance service contract after final acceptance shall be signed by Vimicro with the end user, and the Buyer will assist the Seller to enter into the maintenance service contract with the user.

Appendix J (English translation)

2.3.8 The Seller shall ensure and be responsible to make the project ready for acceptance by the Buyer and the customer; therefore the Seller shall adopt any necessary measures to comply with the time schedule.

2.3.9 The Seller shall not damage the work made by the Buyer, customer, or any other contractor or supplier, otherwise it shall undertake all relevant liabilities for such damages.

2.3.10 The Seller shall prepare all goods, equipment, and other tools necessary for project implementation, maintenance and warranty service, which shall be completed by qualified personnel.

2.3.11 The Seller shall designate one (1) of its staff as the project principal, who shall have sufficient communication instruments to ensure that it can be communicated by the Buyer 24 hours a day.

2.3.12 The Seller shall maintain the project site in good order, and promote its staff to comply with the project site rules and applicable safety and health regulations.

The Seller shall submit the report on project implementation and any difficulty suffered to the Buyer on a monthly basis.

2.3.13 The Seller acknowledges that it has fully understood the Buyer’s business ethics, and undertakes that it will comply with the principles related to performance of this Agreement, particularly in nondiscrimination of employees, never bribing civil servants domestic and abroad, and protecting of human rights worldwide and protecting environment. The Seller acknowledges that the violation of above principles will be considered as breach of this Agreement.

2.3.14 The Seller undertakes that in the event that the Buyer purchases subsequent equipment, the quotation of the same type of software/hardware (service) shall not be higher than the transaction price in the prior contract between the Buyer and the customer, and the discount rate of single item shall not be lower than that in the prior contract between the Buyer and the customer – only more preferential conditions are allowable.

2.3.15 When the Buyer takes charge of the sale of the Seller’s Products, in the same project, the Seller shall not authorize its ViSS Products to any third party as a sales agent, and the Seller acknowledges that the violation of above principle will be deemed as breach of this Agreement.

Chapter 3 Support and Cooperation in Market, Technology, and Bidding

3.1 The Parties agree to exchange ViSS market conditions, to plan pre-sale support work and stock quantity for the Seller on a regular time.

3.2 The Buyer will provide market opportunities, and the Seller will be responsible to complete the whole process from obtaining market opportunities to the execution of contract including the communication, bidding and subsequent project implementation. The Buyer will also assist the Seller to induct the user on the aspects of techniques and commerce.

3.3 The Buyer shall be responsible for signing of the contract, the content of which shall be provided by the Buyer, while relevant appendices of which (including configuration and quotation, project service, and network access certificate etc.) will be provided by the Seller.

Appendix J (English translation)

3.4 The Buyer shall be responsible for collection of payment, provided that the Seller strictly performs the contract. During the process of collection, the Seller shall endeavor to satisfy any extra reasonable requirements proposed by the user.

3.5 The Buyer shall notify the Seller of any market opportunity of ViSS Products, and the Seller shall arrange relevant pre-sale and bidding support resources.

3.6 In the formal or large bidding project, the Seller shall designate specific person responsible for the bidding activity, organize the bidding team and arrange the work division, and ensure that sufficient resources are available to support such projects. The bidding principal shall keep its cell phone on 24 hours per day to ensure he/she can be reached at any time by the Buyer.

3.7 The Parties will arrange meetings to discuss commercial and technical risks of each project, to decide “go or not to go” of the projects, and keep the meeting minutes, which shall be confirmed as fast as possible through mail or in other written ways, Such confirmation shall have the legal force, which can be used as proof that the Seller has recognized all technical and commercial documents provided by the Buyer to the customer, and will perform the obligations under this contract.

3.8 Any other work related to ViSS Products beyond above-mentioned shall be completed under the leadership of the Seller.

3.9 If the customer requests to provide the conditions of ViSS equipment for any overseas project (areas other than Mainland China), the Parties shall conduct a consultation based on specific project conditions.

Chapter 4 After-sale Support Service

4.1 Purchasing and Delivery

4.1.1 In case the formal contract has not been made, the Buyer will not undertake to issue any order to the Seller. In case the customer’s commitment can be confirmed in written, the Seller may start to prepare the stock and delivery at its own discretion.

4.1.2 Upon the customer’s request of any specific brand or model of equipment or purchasing channel of any third party in the Contract, the Seller is required to accept the Buyer’s commitment to the customer on the basis of back-to-back principle.

4.2 Project Management

4.2.1 The Seller shall be responsible for project management and implementation, and the Buyer shall assist the Seller with communication and coordination with the customer for reaching milestones of projects such as Products arrival, delivery, preliminary acceptance, final acceptance and maintenance;

4.2.2 For the invoicing and payment collection of each major milestone of the project, the written document confirmed by both the customer and the Buyer shall be regarded as the prerequisite and reference for invoicing and payment of the Seller, and the Buyer shall notify the Seller in time in written;

4.2.3 During implementation of the project, in case the customer has any dispute with the Buyer with regard to change of project scope or plan as stipulated in the contract, the Buyer will take the final written confirmation by the customer as the condition of subcontract with the Seller.

Appendix J (English translation)

4.3 After-sale Implementation of Technical Plan

4.3.1 The Buyer will not manage or control the after-sale technology, which shall be fully responsible by the Seller, including but not limited to on-site project implementation, trouble shooting, and daily maintenance etc.

4.4 All obligations such as project, maintenance and repair service stipulated in the Master Contract, including the customer’s requirement of providing any document related to the project, shall be fully responsible by the Seller.

4.5 The Seller shall designate PM of each project and notify such designation to the Buyer, and submit the weekly working report and failure report to the Buyer in time.

4.6 Once the Equipment Purchasing Contract is signed, in no case the Seller shall terminate the project service. Any key problem shall be notified to the Buyer in writing three weeks in advance.

Chapter 5 Price, Discount and Tax

5.1 Price and Discount

In the first stage from the Effective Date hereof to December 31, 2010, the Buyer shall sign the “Equipment Purchasing Contract” with the Seller at eighty eight percent (88%] of the prices of relevant ViSS Products in the Master Contract;

In the second stage from January 1, 2011 to December 31, 2011, the Buyer shall sign the “Equipment Purchasing Contract” with the Seller at eighty five percent (85%] of the prices of relevant ViSS Products in the Master Contract;

In the third stage from January 1, 2012 to December 31, 2012, the Buyer shall sign the “Equipment Purchasing Contract” with the Seller at eighty percent (80%] of the prices of relevant ViSS Products in the Master Contract;

The discount rate shall be determined once for all, which will not be adjusted pursuant to different stages of performance or different time of payment.

The Seller shall be entitled to collect from the Buyer the payment receivable by the Seller pursuant to the “Equipment Purchasing Contract” after the Buyer collects the payment of relevant ViSS Products in the Master Contract from the customer. After collecting such payment, the Buyer shall be entitled to pay deserved remuneration as per certain proportion, calculated as follows:

Remuneration deserved by the Buyer = Payment of relevant ViSS Products in the Master Contract * (1-[    %])

All issues such as project implementation and/or supply of equipment and service and/or software license in the Master Contract related to ViSS business signed between the Buyer and the customer which has been recognized by the Seller, and relevant liabilities and obligations thereof shall be transferred to the Seller on the basis of back-to-back principle, and the Seller shall fully perform the contract in time.

Appendix J (English translation)

5.2 In the event that the Master Contract contains ViSS Products and non-ViSS Products, the Parties shall confirm the sales amount of ViSS Products through consultation when the Master Contract is executed.

5.3 Extra Market Expense

Any special market expense arising from obtaining some important or strategic market opportunities shall be notified in time to the Seller who will decide at its own discretion whether such expense may be incurred. Once the project and such expense have been agreed by the Seller, it shall be confirmed in writing with legal effect. The Seller will decide the specific operation of expense. Such expense shall not include the remuneration deserved by the Buyer. In case of any default by the Seller, it shall compensate the Buyer for such market expense incurred in the project and other losses.

Chapter 6 Payment

6.1 To process the invoice and payment, the currency shall be RMB.

6.2 The payment of the Equipment Purchasing Contract shall be subject to payment terms and conditions of the Master Contract.

Within sixty (60) days after receipt of each payment paid by the customer (“Customer Payment”) in accordance with payment conditions of the Master Contract, the Buyer shall pay the Seller an amount corresponding to such Customer Payment based on the same proportion for each payment:

The remuneration receivable by the Buyer shall be paid simultaneously upon each time of payment made by the customer, until it’s fully paid;

6.3 Training

– Within thirty (30) days upon receipt of the monthly invoice signed by the customer or its representative together with support document certifying that training within relevant month has been completed, ninety percent (90%) of the subcontracted training fees shall be paid;

– Ten percent (10%) of the subcontracted training fees shall be paid upon submission of the invoice together with support document signed by the customer or its representative certifying the whole training plan has been fully completed.

Chapter 7 Transportation and Delivery

Pursuant to this Agreement, the Seller shall deliver the Products to the designated place on a timely basis in accordance with requirements of the Master Contract, and shall be responsible to collect Products receipts and submit copies of Products receipts to the Buyer.

Chapter 8 Warranty

The Buyer transfers its liabilities and obligations in the Master Contract to the Seller on the basis of back-to-back principle, which shall be fully performed by the Seller in time. The Seller acknowledges that the materials and craftwork as well as maintenance of the Products must comply with the warranty of the Master Contract.

Appendix J (English translation)

The Seller shall provide warranty to materials and craftwork of its Products within the warranty period (calculated as of the completion of preliminary acceptance) as stipulated by the Master Contract, and shall acknowledge that its Products comply with the Seller’s specification. The liabilities undertaken by the Seller hereof shall include (for the Buyer’s choice): I) repairing Products; II) replacing Products; or III) if above two ways are not applicable, refunding Buyer the payment actually paid for Products delivered back to Seller, provided that A) within the warranty period any defect of the Product is found or the Product does not comply with relevant specification, the Buyer shall immediately notify the Seller in writing; B) the Seller finds that the defect or incompliance actually exist by inspection, which are not caused by improper use, wrong operation, misuse, negligence, improper installation, or unauthorized repair or alteration by personnel not designated by Seller. The Buyer shall deliver back such defected Products to the Seller. In addition, the Seller shall also compensate the Buyer for all other costs and expenses incurred, including on-site disassembly of the Buyer’s Products and re-installation.

As to the repaired or replaced Products, the Seller shall also provide the same warranty . Such warranty period shall expire on the same date as expiration of the initial warranty period, or shall be six (6) months after delivery of repaired or replaced Products or expire on a date as stipulated by the Master Contract, whichever is later.

Chapter 9 Compensation for Infringement/Occupation of Intellectual Property Right

9.1 If any third party claims against Buyer and/or Buyer’s end user (hereinafter the “insurant”) for the Products provided by the Seller under this Agreement and the Purchase Order infringing upon its Intellectual Property Right, the Seller shall immediately:

9.1.1 Irrevocably exempt all liabilities of the insurant for the use of alleged infringing Products at its own expense; and

In order to enable the Buyer to continue to use the alleged infringing Products, the Seller shall:

(i) Make all reasonable commercial efforts to obtain the license for the insurant to continue to use above Products without license fee; and if such license cannot be obtained,

(ii) while keeping the shape, applicability and functions of the original Products, modify or replace above Products so that the third party will not claim the infringement of its Intellectual Property Right,.

9.2 If any third party file a suit against the insurant on the court or take any similar legal procedure (including application of court injunction) on the ground of the Products infringing upon its Intellectual Property Right by the Product, the insurant shall immediately notify the Seller. The Seller shall endeavor to defend for the insurant in the lawsuit or other legal procedures, and undertake all relevant expenses, including the attorney fee. If the Seller fails to make defense for the insurant within thirty (30) days, the insurant may defend for itself, and the Seller shall reimburse expenses incurred in the process of defending (including any reasonable attorney fee).

Appendix J (English translation)

9.3 The Seller shall settle aforesaid lawsuit or other legal procedures stipulated in Article 9.2 by taking measures specified in Article 9.1.1 at its own expense. While defending or settling claims, the Seller shall not make any statement which may affect the insurant’s interests. If some concession of the Buyer or relevant insurant, some market measures, some market action, some payment are needed for the reconciliation plan, the Seller shall not make any reconciliation plan without consent of the Buyer.

9.4 If the Seller fails or partly fails the defense in the lawsuit or other legal procedures as specified in Article 9.2, the Seller shall:

(i) Compensate the insurant for the indemnity or damages ruled by using the infringing Products; or

(ii) Upon request of the insurant, immediately adopt measures as specified in Article 9.1.1 and stop the infringement act and undertakes such expense; or

(iii) Upon request of the insurant, compensate the insurant for any loss incurred.

9.5 Upon receipt of the Seller’s request in writing, the Buyer shall assist the Seller to defend against accusation, lawsuit or other legal procedures as specified in Article 9.1 and 9.2 at the Seller’s expense. In addition, the Seller agrees to provide any reasonable assistance to the Buyer as the Buy defend against such claims (see Article 9.2).

9.6 If accusation or claim of infringement is caused by unauthorized alteration or modification of the Seller’s Products (if no such alteration or modification has been made, the Seller’s Products will not infringe upon any Intellectual Property Right), the Seller will not undertake any liability in accordance with stipulations in Article 9.1 through Article 9.5.

If the Seller’s Product is regarded as ViSS Product developed by the Buyer as defined in the “ViSS Business Transfer Contract” before the delivery date, and the Seller makes no alteration after the delivery date within the scope of infringement claimed by the third party, the Buyer shall undertake relevant liabilities in accordance with stipulations in Article 9.1 through Article 9.5 in case of any infringement accusation or claim.

9.7 The Buyer’s Affiliate and the end user may only claim for their rights and interests as specified in Chapter 9 through the Buyer.

Chapter 10 Liabilities, Compensation and Insurance

10.1 Limit of Liabilities

10.1.1 Except otherwise stipulated herein, within the maximal extent applicable by law, in no case, the Seller or Buyer shall, on the basis of applicable laws (whether civil infringement act (including negligence) or other acts), be liable for any indirect, punitive, contingent, or consequential damages in connection with this Agreement and/or the Purchase Order incurred to the other party (even if the other party has been told the possibility of such damages).

Appendix J (English translation)

10.1.2 The limit of liabilities specified in this article shall not apply to the following conditions: I) acts in violation of following stipulations: disclosure and use of confidential information, use, publicity of the Buyer’s marks and commercial principles; II) liabilities that shall be undertaken by one party to the other or any third party in accordance with the following stipulations: A) indemnity for infringement/occupation of Intellectual Property Right, B) general indemnity, C) general Failure; III) claim or indemnity related to body injury (including death) or damage to tangible assets.

10.2 General Indemnity

For any claim, lawsuit or other legal actions against the Buyer caused by (or related to) the following conditions, or any liability, losses, damages, costs or expenses (including reasonable attorney fee) incurred to the Buyer, the Seller shall defend for the Buyer and provide relevant indemnity to ensure the Buyer will not suffer any loss therefrom: I) the Seller violates any stipulation, statement or warranty in this Agreement and/or Purchase Order; or II) body injury (including death) or assets losses caused by the Seller’s act of negligence, willful act, or omission, or the Products provided by the Seller under this Agreement.

Chapter 11 Miscellaneous

11.1 Applicable Laws and Arbitration

11.1.1 Any dispute arising from this Agreement and/or the Purchase Order shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its rules and procedures. Chinese shall be used in the arbitration procedures.

11.1.2 The arbitration award made by the above commission shall be final and binding upon both Parties; any party shall not request the court or other authority to change above award. The failing party shall bear the arbitration fee. Except the part under arbitration, the Parties shall continue to perform other parts of this Agreement.

11.2 Notice

Any notice or request issued by the Seller or the Buyer under this Agreement and relevant laws and regulations shall be made in writing, and delivered to the following respective address through confirmed fax, registered mail, or in similar communication methods:

To the Buyer:

To (the Seller’s name):

        (Seller’s name)

        (Seller’s address)

Notice to the Buyer shall be delivered to the person specified in the Purchase Order.

The effective date of such notice shall be: I) the fax date in the report of “fax successfully sent”; II) the date on the notice of successful sending email to above email address; III) 5 days after sending the registered mail; and IV) 2 days after sending the letter via overnight carrier; or V) the date when it reaches the above address in case of delivery in person. The above address may be changed from time to time by any written notice sent in a timely manner aforesaid. Within seven (7) days upon sending any fax or email, corresponding letters shall be sent.

Appendix J (English translation)

11.3 Representatives of the Parties

11.3.1 The Buyer’s technical representative shall be specified in the Purchase Order (if applicable). The Buyer’s coordinator shall be              (name), or other personnel appointed through relevant document later by the Buyer under specific conditions. The Seller’s coordinator shall be              (name), or other personnel as appointed through relevant document later by the Seller under specific conditions (hereinafter the “Seller’s representative”).

11.3.2 The coordinators of the Buyer and the Seller will review the business on a quarterly basis. The Seller’s coordinator will provide the Buyer’s coordinator with quarterly report (see Article 5.3), and report a buffering stock beyond average demand of two (2) months as planned.

11.4 Right of Access

For the purpose of this Agreement (including audit, examination or quality inspection) and/or the Purchase Order, any party shall be entitled to get access to the other party’s place during normal working hours, and shall comply with relevant rules and regulations, access requirements, safety regulations, and procedures of the other party. Each party shall provide safe and appropriate facilities for such purpose.

11.5 Assignment

Without the Buyer’s prior written consent, the Seller shall not fully or partly assign this Agreement and/or Purchase Order, or rights and obligations of the Agreement or Purchase Order.

11.6 Subcontracting

Notwithstanding stipulations of “No Assignment” in Article 11.5, with the Buyer’s prior written consent (which shall not be withheld without reasonable reason), the Seller may subcontract services and other works specified in this Agreement and/or relevant Purchase Orders to other subcontractors.

Chapter 12 Appendices

The appendices below shall be an integral part of this Agreement, serving as the reference for performing this Agreement. In case of any conflict between this Agreement and some appendix, this Agreement shall prevail.

Appendix A: List of Products and Prices/Discounts

Appendix B: Quality Terms

(Please add any other appendix and annex here.)

Appendix J (English translation)

This Agreement shall be served in duplicates, both of which may be regarded as originals, constituting one and the entire agreement.

Alcatel-Lucent Shanghai Bell Co., Ltd. (Buyer Name)

Signature:	Signature:
Name:	Name:
Position:	Position:
Date:	Date:

Vimicro Electronics Corporation (Seller Name)

Signature:	Signature:
Name:	Name:
Position:	Position:
Date:	Date:

Appendix J (English translation)

Appendix A – List of Products and Prices/Discounts

Appendix A contains the list of Products to be purchased by the Buyer (and relevant prices and discounts) in accordance with terms and conditions of this Agreement. Appendix A shall be an integral part of this Agreement serving as the reference for performance hereof.

Product /Item	ALU Part No.	Seller’s Part No.	Price/Discount

Any specific terms and conditions related to the price shall be listed in this appendix.

Appendix J (English translation)

Appendix B – Quality Terms

Appendix B – Quality Terms shall be one of terms and conditions of this Agreement serving as the reference for performance hereof.

In case of any conflict between this appendix and this Agreement, this appendix shall prevail.

1.0 Quality Certification

1.1 ISO 9000

The Seller agrees that its quality system which applies to Products as specified in this Agreement and/or Purchase Order shall be certified by current ISO 9000. Such certification must be made by a public recognized third-party certification authority. The Seller shall provide the Buyer with a copy of certificate signed by the third-party certification authority before signing this Agreement or no later than twenty (20) days after signing this Agreement. If the Seller cannot achieve the quality certification up to the effective date hereof, it shall endeavor to get such quality system certification within one year as of the effective date hereof, and provide the Buyer with the certificate within seven days upon achievement of such certification. The Seller shall also maintain its quality certification qualification through evaluation by such recognized third-party certification authority, and provide the Buyer’s representative relevant update certificate or notice if failing to pass the supervision or failing to fully pass the certification examination. Notwithstanding other stipulation of this Agreement, If the Seller fails to pass or keep the above certification qualification, or fails to provide the Buyer with above certificate for any reason, the Buyer shall be entitled to cancel the Purchase Order where Products have not been delivered under this Agreement (no matter whether the end user of the Purchase Order has any requirement of ISO 9000 certification), and will not undertake any expenses or liabilities.

1.2 TL 9000

Upon receipt of the Buyer’s request, the Seller shall make all its Production and design activities related to relevant Product design, development, Production, delivery and service pass and maintain the TL 9000 certification (if applicable) by the recognized certification authority within one year as of the effective date hereof and/or the date when the first Purchase Order is issued. TL 9000 certification type (such as TL9000-H and TL9000-H, S etc) shall be subject to the Products provided by the Seller. The Seller shall upon the Buyer’s request, provide the Buyer with quality plan and regular examination document (including internal TL examination result report) each time after re-certification and/or supervision and examination. The Seller shall provide the Buyer with TL 9000 certification targets on a monthly basis as per place and Product type in accordance with the Buyer’s requirements.

2.0 Quality Requirements

2.1 Seller’s Liabilities and Buyer’s Rights

2.1.1 The Seller shall guarantee its Products have been granted relevant quality certification and under certain control activities and procedures, including performance measurement, testing, quality process inspection or detection etc. The quality management system shall be able to detect any current or potential material defect, trend or condition with quality problem as early as possible and effective correction measures shall be taken.

Appendix J (English translation)

2.1.2 The Seller shall ensure the quality systems of its supplier and subcontractor have met requirements of ISO 9000 quality system. Without prior notice to the Buyer, the Seller shall not designate any subcontractor to perform all or part of its obligations as stipulated herein.

2.1.3 The Buyer shall be entitled to inspect the Seller’s plant by notifying the Seller at least two (2) days in advance, including but not limited to quality system examination, specific Products examination and/or craftwork examination.

2.1.4 The Seller shall provide the Buyer with qualification certificate and/or test results and quality records upon the Buyer’s request in writing.

2.1.5 Any stipulation herein shall not reduce the Seller’s obligation to provide qualified materials and warranty, and shall not influence other stipulations of this Agreement.

2.2 Product Label and Relevant Product Quality Requirements

2.2.1 List of Products, specifications, and required quality:

Product/Series	Specification (*)	Version	DPM Serious & Major Defect (**)	DPM Minor Defect (**)
…
…
…

(*)	The Product (series) specification shall be provided by the Buyer and agreed by the Seller. If the Buyer does not have any specification, the Seller’s specification or Product catalog will be adopted upon the Buyer’s agreement. All specifications must be able to specify the applicable version of Product.

(**)	The Seller shall determine quality level for the Product series, indicated by the quantity of Products with defects in 1 million Products. Serious, major and minor defect shall be defined as per ISO 2859.

The Seller shall build process control and inspection and testing procedures within the schedule as specified in the “Seller’s Quality Plan” as agreed by the Parties through consultation, so as to ensure the Products would reach the quality as required (see “Key Control Parameters” in Article 2.3 below).

In addition to the Product (series) (see table above), the following general specifications shall also apply (only applicable in the general case, which shall be supplemented based on specific conditions):

–	General requirements for spare parts supply and inspection (document no. 1AB 00000 0022 ASZZA

–	Guideline of regular SPCN requirements of the supplier (document no. 1AA 00310 0108 ASZZA

–	craftwork standard (such as printing of circuit board component: IPC-A-610)

–	data sheet of Alcatel-Lucent Product reach the qualification standard, LMS-L4-11

–	Spare parts storage requirements for Alcatel-Lucent Products, X-21377

–	Alcatel-Lucent requirements on electrostatic discharge (“ESD”), X-21342

–	…

–	…

Appendix J (English translation)

Production technology abandonment or change related to time of qualification examination shall be notified in writing to the Buyer’s global purchasing and outsourcing organization which, based on the documents submitted, shall be entitled to: A) conduct full/part qualification examination again; B) request the Seller to provide internal qualification examination certificate; or C) approve the reported change after examination.

Any contradiction with above or other applicable specifications shall be approved in writing by the vice-general manager of the Buyer’s purchasing and outsourcing organization.

2.3 key Control Parameters

Products may only be processed in the following certified plants:

Production Plant	Certification Status (CECC, ISO/TL, AQAP )
Seller’s plant 1	…
Seller’s plant 2	…
…	…

The Seller shall carry out a new examinable quality plan during the process of planning, project design, Production, and final inspection and testing, including:

•	craftwork process and process control

•	Product release procedures

•	craftwork release procedures

•	Final inspection and testing procedures and release standard

•	Regular reliability test (performed in accordance with requirements of Alcatel-Lucent specification)

•	Internal Product and craftwork examination procedures

The Seller’s quality plan shall adopt the following standard document format:

Applicable quality plans

Product Series	Seller’s Quality Plan
…	…
…	…
…	…

The Seller agrees that during performance of this Agreement, except notifying the Buyer at least 3 months in advance, the Seller will not alter the above key control parameters.

The Buyer shall be entitled to request the Seller to provide Product qualification certification upon delivery of Products.

2.4 Packaging and Transportation Terms

2.4.1 The package shall be able to sustain any possible pressure and conditions during the process of moving, transportation, and storage, and will not cause any abrasion and damage. Before delivery at the Buyer’s place, the package shall have never been opened.

Appendix J (English translation)

2.4.2 In order to comply with the convention of first in first out (FIFO), date of Production shall be specified on the Product. Except as otherwise agreed by the Parties, the Seller shall not ship Products produced one year before the planned shipping date.

2.4.3 For each batch of delivered Products, the Seller shall provide the following data when the Buyer inspects such Products at Seller’s place or upon the Buyer’s request:

•	Production and testing batch number, date and place

•	Specifying the labeled Products or packages code

•	Quality record as required by the quality plan

2.4.4 The Seller shall keep all quality reports made for Products. The final inspection report shall be reserved for three (3) years as of the delivery date, and the craftwork inspection report shall be reserved for one (1) year.

2.5 The Seller’s Performance Rating Procedures

2.5.1 The Buyer shall be entitled to set up one set of performance rating procedures with performance data and locally rated supplier’s grade.

2.5.2 The Buyer expects the Seller’s delivery performance shall at least reach the manufacturer rating index () as determined by the Parties through consultation.

2.6 Quality Requirements in Local Agreement

In addition, the Seller shall also meet additional quality requirements as stipulated in the local agreement entered into between the Parties.

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